Exhibit 2.1

STOCK PURCHASE AGREEMENT

Among

XPO LOGISTICS, INC.,

LANDSTAR SUPPLY CHAIN SOLUTIONS, INC.

And

LANDSTAR SYSTEM HOLDINGS, INC.,

Dated as of December 10, 2013

i

ARTICLE 4 RESTRICTIVE COVENANTS		21

4.1.	Non-Solicitation Agreements	21
4.2.	No Use of Confidential Information	22
4.3.	Acknowledgments Regarding Restrictive Covenants	22

ARTICLE 5 COVENANTS		23

5.1.	Access and Investigation	23
5.2.	Conduct of Business Prior to Closing	23
5.3.	Required Approvals	24
5.4.	Filings and Authorizations; Consummation	24
5.5.	Notification	24
5.6.	No Negotiations	24
5.7.	Parties’ Efforts	25
5.8.	Directors’ and Officers’ Indemnification	25
5.9.	Use of Name	25
5.10.	Certain Employee Matters	25

ARTICLE 6 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE		26

6.1.	Accuracy of Representations	26
6.2.	Performance of Covenants and Obligations	26
6.3.	Consents	26
6.4.	No Legal Proceeding or Prohibition	27
6.5.	No Material Adverse Change	27
6.6.	HSR Act; Governmental Approvals	27
6.7.	Closing Certificate	27
6.8.	Closing Deliveries	27

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE		27

7.1.	Accuracy of Representations	27
7.2.	Performance of Covenants and Obligations	27
7.3.	No Legal Proceeding or Prohibition	28
7.4.	Consents	28
7.5.	HSR Act; Governmental Approvals	28
7.6.	Closing Certificate	28

ARTICLE 8 INDEMNIFICATION		28

8.1.	Indemnification	28
8.2.	Survival of Representations and Warranties	29
8.3.	Limitations of Liability	29
8.4.	Procedure for Indemnification – Third Party Claims	30
8.5.	Procedure for Indemnification – Other Claims	32
8.6.	Indemnification as Sole Remedy	32
8.7.	Acknowledgements	32

ii

ARTICLE 9 CERTAIN DEFINITIONS		32

ARTICLE 10 TAX MATTERS		40

10.1.	Preparation and Filing of Tax Returns	40
10.2.	Responsibility for Tax Liabilities	41
10.3.	Apportionment of Straddle Period Taxes	42
10.4.	Cooperation and Records Retention	42
10.5.	Tax Contests	42
10.6.	Transfer Taxes	43
10.7.	Amendment of Tax Returns and Tax Refunds, etc.	43
10.8.	Section 338(h)(10) Election	43
10.9.	Tax Sharing Agreements	44
10.10.	Tax Treatment of Certain Payments	44
10.11.	Survival; Limitations	45
10.12.	Effectiveness of Article 10	45

ARTICLE 11 TERMINATION		45

11.1.	Termination	45
11.2.	Procedure and Effect of Termination	46

ARTICLE 12 GENERAL PROVISIONS		46

12.1.	Expenses	46
12.2.	Notices	46
12.3.	Further Assurances	46
12.4.	Confidentiality; Publicity	47
12.5.	Governing Law; Forum	47
12.6.	Entire Agreement	47
12.7.	Assignment	47
12.8.	Severability	48
12.9.	Amendments	48
12.10.	Headings	48
12.11.	Counterparts; Electronic Delivery	48
12.12.	Construction	48
12.13.	Specific Performance	48

Exhibits

Exhibit A:	Transition Services Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 10, 2013, by and among XPO Logistics, Inc., a Delaware corporation (“Buyer” or “XPO”), Landstar Supply Chain Solutions, Inc., a Delaware corporation (“LSCS”), and Landstar System Holdings, Inc., a Delaware corporation (“Seller”). Buyer, LSCS, and Seller are referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

A. Seller owns, beneficially and of record, all of the issued and outstanding capital stock of LSCS (the “Shares”);

B. LSCS owns all of the issued and outstanding equity interests of Landstar Supply Chain Solutions LLC, a Delaware limited liability company (“LSCS LLC,” and, collectively with LSCS, the “Company”);

C. The Company provides logistics and freight brokerage services principally to the expedited automobile parts transportation market, including by arranging for the transportation of freight, whether by truckload, less-than-truckload or otherwise) (the “Business”); and

D. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares, upon the terms and subject to the conditions contained in this Agreement and the other documents executed and delivered in connection herewith (the “Transaction”).

NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

1.1. Agreement to Purchase and Sell Shares. On the terms and subject to the conditions contained in this Agreement, Seller hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller, in exchange for Buyer’s payment of the Purchase Price, all right, title and interest in and to the Shares, free and clear of all Liens, except for Buyer Liens.

1.2. Purchase Price. The purchase price payable for the Shares pursuant to this Section 1.2 at the Closing (the “Initial Purchase Price”) is an amount equal to the sum of:

(a) Eighty-Seven Million Dollars ($87,000,000) payable in the manner set forth in Section 1.5(b);

(b) minus, the amount of any estimated Indebtedness of the Company, as set forth on the Closing Statement; and

(c) plus, the amount of any estimated Working Capital Adjustment calculated in accordance with Section 1.3, as set forth on the Closing Statement.

1.3. Working Capital Requirement. For purposes of this Agreement, the working capital adjustment is the amount (which may be positive or negative) calculated on a dollar-for-dollar basis, by which the Net Working Capital as of immediately prior to the Closing (for the avoidance of doubt, (i) including the financial impact of all transactions occurring at any point on the Closing Date in the ordinary course of the Company’s business, consistent with past practices and (ii) excluding the financial impact of any actions taken by or at the sole direction of Buyer or its Affiliates with respect to, or after, the Closing) (such amount, the “Working Capital Adjustment Amount”) is greater or less than one dollar ($1.00) (the “Working Capital Target”). Net Working Capital and the Working Capital Adjustment Amount shall be determined in the same manner as the calculation of the Working Capital Target as set forth on Schedule 1.3 (the “Net Working Capital Example”). For the avoidance of doubt, Accounts Receivable, net, and Accounts Payable, net, shall not reflect any amounts receivable by the Company from any Affiliate of the Company, or any amounts payable by the Company to any Affiliate of the Company, respectively, except for amounts due or payable in connection with logistics, brokerage or other services rendered or received in the ordinary course of business. For purposes of this Section 1.3, the Closing shall be deemed effective as of 11:59 p.m. on the Closing Date.

1.4. Time and Place of Closing.

(a) The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP (at 919 Third Avenue, New York, New York 10022) at a mutually agreeable time on the third Business Day following the satisfaction or waiver of all of the applicable conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Articles 6 and 7 hereof (other than those conditions that are to be satisfied at Closing, but subject to their due satisfaction or waiver at the Closing), or at such other place or on such other date as may be mutually agreed to in writing by Buyer and Seller. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.5. Manner of Payment of the Purchase Price.

(a) Two Business Days before the Closing, Seller will deliver to Buyer a good faith estimate of the Indebtedness of the Company as of immediately prior to the Closing and the Working Capital Adjustment Amount, calculated in accordance with Section 1.3 hereof, together, in each case, with reasonably detailed supporting documentation with respect thereto, based upon the most recent ascertainable financial information of the Company (such estimate and related information, the “Closing Statement”). The Initial Purchase Price paid at the Closing will be based on the Closing Statement. The final Purchase Price shall be determined, and any necessary adjustment payments shall be made, following the Closing, in accordance with Sections 1.3, 1.5, 1.6 and 1.7 hereof.

(b) At the Closing, Buyer shall pay the Initial Purchase Price to Seller by wire transfer of immediately available funds to such account as Seller has designated by written notice delivered to Buyer prior to the Closing Date.

(c) Following the establishment of the final Purchase Price pursuant to Sections 1.6 and 1.7 hereof:

(i) if the Purchase Price exceeds the Initial Purchase Price, Buyer shall promptly (but in any event within five (5) Business Days of such final determination of the Purchase Price) pay the amount of such excess to Seller by wire transfer of immediately available funds as directed by Seller in writing to Buyer, or

(ii) if the Initial Purchase Price exceeds the Purchase Price, Seller shall promptly (but in any event within five (5) Business Days of the final determination of the Purchase Price) pay the amount of such excess to Buyer by wire transfer of immediately available funds as directed by Buyer in writing to Seller.

1.6. Determination of Net Working Capital and Indebtedness. The amount of Indebtedness of the Company shall be determined from an unaudited statement prepared by Buyer setting forth Indebtedness as of immediately prior to the Closing, and the Working Capital Adjustment Amount shall be determined from an unaudited statement prepared by Buyer in the manner contemplated by Section 1.3 hereof, together, in each case, with reasonably detailed supporting documentation with respect thereto(the “Closing Purchase Price Statement”). The Working Capital Adjustment on the Closing Purchase Price Statement shall be determined by Buyer in the same manner, including using the same accounting principles within GAAP and containing the same line items, as the calculation of the Net Working Capital Example. Buyer will deliver the Closing Purchase Price Statement to Seller not more than forty-five (45) days following the Closing Date (the date of such delivery, the “Delivery Date”).

1.7. Disputes Regarding Closing Purchase Price Statement. Disputes with respect to the Closing Purchase Price Statement shall be resolved as follows:

(a) Seller shall have thirty (30) days after the Delivery Date (the “Dispute Period”) to dispute the elements of or amounts reflected on the Closing Purchase Price Statement and affecting the calculation of the Purchase Price (a “Dispute”), but only on the basis that the amounts reflected on the Closing Purchase Price Statement that affect Net Working Capital and Indebtedness were not calculated in accordance with the terms of this Agreement. Buyer shall make available, without cost to Seller, the books, records and personnel of the Company that Seller reasonably requires and requests in order to review the Closing Purchase Price Statement. If Seller does not provide a written notice of a Dispute to Buyer within the Dispute Period (“Dispute Notice”), the Closing Purchase Price Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered to Seller, and shall be final and binding upon Buyer and Seller. If Seller has a Dispute, Seller shall provide Buyer a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. During the thirty (30) day period after delivery of such Dispute Notice, Buyer and Seller shall attempt to resolve such Dispute and agree in writing upon the final Purchase Price.

(b) If Buyer and Seller are unable to resolve any Dispute within the thirty (30) day period after Buyer’s receipt of a Dispute Notice (the “Negotiation Period”), Seller and Buyer shall jointly engage Ernst & Young LLP (the “Arbitrating Accountant”) as arbitrator to settle such Dispute. If the Arbitrating Accountant is unable or unwilling to serve in such capacity, Buyer and Seller shall each select a nationally recognized certified public accounting firm or financial services firm which is not rendering (and during the preceding two-year period has not rendered) services to any of Seller, Buyer or their respective Affiliates and instruct such firms to agree, within five (5) Business Days after such firms have been selected by Buyer and Seller, on the identity of a third firm (conforming to the requirements set forth in this sentence), which shall serve as the Arbitrating Accountant hereunder. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have reasonable access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator hereunder. The Arbitrating Accountant’s function shall be to establish the Indebtedness and Net Working Capital, in each case, pursuant to the requirements of this Agreement. The Arbitrating Accountant shall allow Buyer and Seller to present their respective positions regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference Buyer and Seller shall have the right to present additional documents, materials and other information and to have its advisors, counsel and accountants present. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. In resolving any disputed item, the Arbitrating Accountant may not assign a value to such item greater than the greatest value for such item claimed by Buyer or Seller or less than the smallest value claimed by Buyer or Seller. The Arbitrating Accountant shall promptly, and in any event within sixty (60) days after the date of its appointment, render its decision on the Dispute in writing and finalize the Closing Purchase Price Statement. Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. Upon the resolution of all Disputes, the Closing Purchase Price Statement shall be revised to reflect such resolution and the adjusting payments in respect of the final determination of the Purchase Price shall be made in accordance with Section 1.5(c). The fees and expenses of the Arbitrating Accountant shall be allocated between Buyer and Seller based on the percentage by which the portion of the contested amount not awarded to each of Buyer and Seller bears to the amount actually contested by such Party.

(c) Each of the Parties agrees that the dispute resolution provisions set forth in this Section 1.7 constitute the exclusive mechanism by which disputes relating to the final amount of Net Working Capital and Indebtedness and determination of the final Purchase Price shall be resolved. Accordingly, each of the Parties agrees not to sue any other Party or become a party to a lawsuit on the basis of any claims of any type relating to such matters following the Closing (except for any lawsuit to enforce a final award of the Arbitrating Accountant). Each of the Parties understands that any violation of this covenant not to sue will entitle the other Parties to apply for, and receive, an injunction to restrain any such violation.

1.8. Closing Deliveries by Buyer. On the Closing Date, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.5(b) of this Agreement, Buyer shall deliver to Seller the following documents, each of which shall be in form and substance reasonably satisfactory to Seller (collectively, the “Buyer Transaction Documents”):

(a) A certificate of good standing of the Buyer from the Delaware Secretary of State, dated not earlier than ten (10) days prior to the Closing Date;

(b) A certificate of the secretary or assistant secretary of Buyer, certifying as to (i) a copy of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, and (ii) incumbency and signatures of each of the Buyer’s officers who is authorized to execute and deliver this Agreement and such other Buyer Transaction Documents;

(c) Copies of all notice and other filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.8(c);

(d) A Transition Services Agreement, substantially in the form of Exhibit A attached hereto (the “TSA”);

(e) The duly executed Buyer Closing Certificate; and

(f) All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Buyer Transaction Documents or necessary to consummate the transactions contemplated by this Agreement.

1.9. Closing Deliveries by Seller. On the Closing Date, the Seller shall deliver or cause to be delivered to Buyer the following documents, each of which shall be in form and substance reasonably satisfactory to Buyer (the “Seller Transaction Documents”):

(a) A certificate of good standing of Seller from the Secretary of State of its state of incorporation dated not earlier than ten (10) days prior to the Closing Date;

(b) A certificate of the secretary or assistant secretary of Seller, certifying as to (i) a copy of the resolutions of the board of directors of Seller, approving and authorizing the execution, delivery and performance of this Agreement and all other Seller Transaction Documents and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (ii) no action having been taken or being pending to dissolve LSCS or any of its subsidiaries, and (iii) incumbency and signatures of each of the Seller’s officers who are authorized to execute and deliver this Agreement and any of the other Seller Transaction Documents;

(c) (i) A copy of the certificate of incorporation, or applicable organizational document, of each of LSCS and LSCS LLC, certified by the Secretary of the state of organization or formation and dated not earlier than ten (10) days prior to the Closing Date; (ii) a certificate of good standing of each of LSCS and LSCS LLC, from the Secretary of State of its state of incorporation, organization or formation and dated not earlier than ten (10) days prior to the Closing Date; and (iii) certificates from the Secretary of State of each state where the Company is qualified to do business, dated not earlier than ten (10) days prior to the Closing Date, that such entity is in good standing in each such state;

(d) A certificate of the secretary or assistant secretary of each of LSCS and LSCS LLC certifying as to (i) a copy of the organization documents of LSCS and LSCS LLC, (ii) in the case of LSCS, a copy of the resolutions of the board of directors (or other governing body), approving and authorizing the execution, delivery and performance of this Agreement and all other Seller Transaction Documents and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment, (iii) no action having been taken or being pending to dissolve LSCS or any of its subsidiaries, and (iv) incumbency and signatures of each of the LSCS’s officers who are authorized to execute and deliver this Agreement and any of the other Seller Transaction Documents;

(e) Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule 1.9(e);

(f) The TSA, duly executed by Seller;

(g) Stock certificates representing 100% of the outstanding capital stock of LSCS and, if applicable, membership interest certificates representing 100% of the membership interests of LSCS LLC, in each case, accompanied by duly executed letters of transmittal;

(h) Duly executed resignations, effective as of the Closing, of each director, officer, manager, or other title-holder of LSCS and LSCS LLC, as requested by Buyer;

(i) A certificate of Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(j) The duly executed Seller’s Closing Certificate; and

(k) All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Seller Transaction Documents or otherwise necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows (giving effect to the second sentence of Section 2.23):

2.1. Organization; Good Standing; Authorization.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct its business, own the properties it owns, and execute, deliver and perform this Agreement and the Seller Transaction Documents to which it is a party. The execution, delivery and performance of such Seller Transaction Documents by Seller and the consummation of the transactions contemplated thereby by Seller have been duly authorized by all requisite action on the part of Seller.

(b) LSCS is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to conduct its business, own the properties it owns, and execute, deliver and perform the Seller Transaction Documents to which it is a party. The execution, delivery and performance of such Seller Transaction Documents by LSCS and the consummation of the transactions contemplated thereby by LSCS have been duly authorized by all requisite action on the part of LSCS.

(c) LSCS is duly qualified or registered to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, operated or leased by it, or the nature of its activities, is such that qualification or registration by it as a foreign entity in such jurisdiction is required by applicable law, except where the failure to be so qualified or registered, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 2.1(c) contains a list of all jurisdictions in which LSCS is so qualified or registered or required to be so qualified or registered.

(d) LSCS LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, with full limited liability company power and authority to conduct its business and own the properties it owns. LSCS is duly qualified or registered to do business and is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties owned, operated or leased by it, or the nature of its activities, is such that qualification or registration by it as a foreign entity in such jurisdiction is required by applicable law, except where the failure to be qualified or registered, individually or in the aggregate, would not have a Material Adverse Effect. Schedule 2.1(d) contains a list of all jurisdictions in which LSCS LLC is so qualified or registered or required to be so qualified or registered.

(e) Except for the membership interests of LSCS LLC owned by LSCS, each of LSCS and LSCS LLC (i) has no subsidiaries, and (ii) does not, directly or indirectly, beneficially own, and is not a party to or bound by any Contract to acquire, any capital stock of, or any other security, equity interest, ownership interest, debt investment, or similar interest in, any other Person.

2.2. Title and Capitalization.

(a) Seller is the record and beneficial owner of the Shares, free and clear of any Liens (other than transfer restrictions under applicable federal and state securities laws). There is no, and Seller is not a party to any, option, voting agreement, proxy or other agreement, contract or commitment (other than this Agreement) that could reasonably be expected to require Seller or, after the Closing, Buyer, to vote, sell, transfer, or otherwise dispose of, or affect the voting of, issuance of, or number of shares outstanding of, any capital stock or other ownership interest of LSCS. At the Closing, Seller is transferring to Buyer, and Buyer is acquiring from Seller, good title to the Shares free and clear of all Liens, other than Liens arising under federal and state securities laws and Liens created by, or otherwise arising as a result of any action of, Buyer (“Buyer Liens”).

(b) The authorized capital stock of LSCS consists solely of one thousand (1,000) shares of common stock, par value $0.01 per share (the “LSCS Stock”), of which the Shares are the only shares outstanding. Each Share has been duly authorized and validly issued, and is fully paid and nonassessable. None of the Shares have been issued in violation of any preemptive or similar rights of any past or present shareholder of LSCS.

(c) All issued and outstanding membership interests of LSCS LLC (the “LSCS LLC Membership Interests”) are held of record by LSCS. Except for the LSCS LLC Membership Interests, LSCS LLC has no other membership interests, profits interests, equity securities, or securities containing any equity or profit-sharing features, authorized, issued or outstanding, and there are no subscriptions, warrants, options, conversion rights or other rights, agreements, or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by LSCS LLC.

2.3. Enforceability; Authority; No Conflict.

(a) Each of Seller and the Company has all requisite right, power, and authority to execute and deliver this Agreement and the other Seller Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder, and each such action has been duly authorized by all necessary corporate or limited liability company action, as the case may be. This Agreement and the other Seller Transaction Documents have been duly executed and, when duly executed by all Parties and delivered by Seller and the Company, constitute the legal, valid, and binding obligations of the Seller or the Company, as the case may be, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b) Except as set forth on Schedule 2.3(b), neither the execution and delivery of this Agreement or the Seller Transaction Documents, nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time): (i) contravene, violate, or conflict with any provision of any of the governing documents of the Seller or the Company or any resolution adopted by their respective boards of directors or board of managers; (ii) afford any Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under any Legal Requirements to which either Seller or the Company is subject; (iii) contravene, conflict with, or result in a violation or breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material governmental authorization that is held by the Company or that otherwise relates to the Business; (iv) constitute a material breach of any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate, or modify, any Material Contract; (v) result in the imposition or creation of any material Lien (other than Permitted Liens) upon or with respect to any of the material assets of the Company; or (vi) result in any Person having the right to exercise dissenter’s appraisal rights which are not waived at or prior to the Closing.

(c) Except as set forth on Schedule 1.9(e), neither Seller nor the Company is required to give any notice to or obtain any consent from any Person (including without limitation any Governmental Authority) in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction except as would not, individually or in the aggregate, have a Material Adverse Effect.

2.4. Financial Statements; Indebtedness.

(a) Seller has delivered to Buyer (i) the unaudited balance sheets and income statements for the Company for the fiscal years ended December 29, 2012 and December 31, 2011, and (ii) the interim balance sheet and income statements for the Company for the period of nine months ended September 28, 2013 (the “Interim Financial Statements”), copies of each of which are attached as Schedule 2.4(a)(i) (the financial statements referred to in clause (i) and clause (ii) are referred to herein as the “Financial Statements”). The balance sheet of the Company dated as of September 28, 2013 included in the Financial Statements is referred to herein as the “Current Balance Sheet.” The Financial Statements fairly present, in all material respects, the financial position of the Company at each of the balance sheet dates and the results of operations and cash flows for the periods covered thereby, except as otherwise noted therein subject, in the case of the Financial Statements, to the absence of footnote disclosure and subject also, in the case of the Interim Financial Statements, to normal year-end adjustments, and have been prepared in accordance with GAAP. The books and records of the Company fairly reflect in all material respects all of the Company’s transactions, properties, assets, and liabilities. Except as set forth on Schedule 2.4(a)(iii), there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements except as disclosed, and the balance sheets included in the Financial Statements do not reflect any material write up or revaluation increasing the book value of any assets.

(b) The Company has no liability or obligation other than (i) liabilities or obligations shown or reserved for on the Current Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which, individually or in the aggregate, are not material, (iii) liabilities or obligations incurred in the ordinary course of business, consistent with past practices prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not required to be recorded on the Current Balance Sheet, and which are not material, individually or in the aggregate, (iv) liabilities or obligations taken into account in calculating Net Working Capital or Indebtedness, (v) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby and (vi) other liabilities or obligations which would not be material, individually or in the aggregate.

(c) Except for any indebtedness that will be paid and discharged in full on the Closing Date, the Company has no Indebtedness for borrowed money as of the date hereof.

(d) The Company maintains in all material respects an adequate system of internal controls and procedures of the accounting practices, procedures and policies employed by the Company.

2.5. Changes Since the Current Balance Sheet Date. Since the date of the Current Balance Sheet, there has been no Material Adverse Change and, except as set forth on Schedule 2.5, the Company has not (a) issued, sold, pledged, disposed of or encumbered its stock or entered into any merger, consolidation, exchange, or similar transaction; (b) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice or in excess of $100,000; (c) sold, leased, or transferred any material assets or its interests in Leased Real Property, other than in the ordinary course of business consistent with past practice; (d) waived, canceled, compromised, or released any material rights other than in the ordinary course of business consistent with past practice; (e) made (or failed to make) any material payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (f) imposed, permitted to be imposed, or permitted to exist any material security interest or other Lien (other than Permitted Liens) on any of the Company’s assets or Leased Real Property, other than in the ordinary course of business consistent with past practice; (g) changed the compensation payable or to become payable to its employees, officers, or directors or granted any bonus, severance, or termination pay to, or entered into or modified any bonus, employment, severance, or other compensatory agreement with, any of its directors, officers or employees other than in the ordinary course of business consistent with past practice; (h) made any material change with respect to accounting policies or procedures or made any material adjustment to its books and records other than in the ordinary course of business consistent with past practices; (i) incurred any indebtedness for borrowed money or capitalized equipment lease obligations or made guarantees thereof; (j) delayed paying any account payable beyond the date on which it is due and payable except to the extent being contested in good faith and for which reserves determined in accordance with GAAP have been established; (k) terminated, modified, or entered into any Material Contract (or series of related Contracts that together are material to the Company relating to the Business) outside the ordinary course of business or involving payments or receipts in excess of $150,000 on an annual basis; or (l) entered into any transaction with Seller or any Affiliate thereof, other than (i) any brokerage services that are performed in the ordinary course of business consistent with past practice, (ii) any services to be performed pursuant to the TSA, or (iii) any services set forth on Schedule 2.5; (n) implemented any material changes to its accounts receivable collection practices; (o) changed or slowed down its levels of maintenance or information technology in any material respect, or failed to make any budgeted capital expenditures or (p) committed to do any of the foregoing.

2.6. Sufficiency of and Title to Assets. Except as set forth on Schedule 2.6, or as contemplated by the TSA, the assets owned, leased, or licensed by the Company constitute all material assets used in connection with the Business, such assets constitute all the assets necessary for the Company to continue to conduct its business in the same manner as it is presently being conducted in all material respects. The owned assets of the Company are not subject to any Lien, except Permitted Liens. The Company owns and has good and valid title to, or in the case of property held under a lease or other Contract, an enforceable leasehold interest in, or right to use, all of its material properties, rights, and assets, whether real or personal and whether tangible or intangible, and all tangible personal property and fixed assets of the Company are, in the aggregate, in good repair and condition in all material respects, reasonable wear and tear excepted.

2.7. Taxes. Except as provided in this Agreement or disclosed on Schedule 2.7:

(a) the Company has timely filed all U.S. federal and other material Tax Returns required to be filed by it, and all such Tax Returns were true, correct, and complete in all material respects, and all material Taxes of the Company due and payable with respect to such Tax Returns (whether or not shown as due on such Tax Returns), and all material Taxes otherwise due and payable by the Company, have been timely paid;

(b) Seller Group has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group, and all such Tax Returns were correct and complete in all material respects, and all material income Taxes due and payable by Seller Group (whether or not shown as due on any such Tax Return) have been paid for each taxable period during which the Company was a member of the group;

(c) all material Taxes of the Company with respect to a taxable period ending prior to the Closing Date and not yet due and payable have been (or will have been by the Closing Date) accrued on the books of the Company in accordance with the GAAP;

(d) the Company (i) has timely and properly (x) withheld all material Taxes required to be withheld by it from payments to its employees, agents, contractors, nonresidents, and other Persons and (y) collected all material sales, use, and value added Taxes required to be collected by it from its customers and (ii) has timely remitted all such withheld or collected Taxes to the proper Governmental Authority;

(e) the Company (i) has not been a member of any affiliated group that files a consolidated, combined or unitary Tax Return for U.S. federal, state, local or non-U.S. Tax purposes (other than any Seller Group), (ii) does not have any material liability for Taxes of any other Person (other than other members of a Seller Group) as a result of prior to the Closing being a successor or transferee of such Person or pursuant to a written contract entered into prior to the Closing and (iii) does not have any written contractual obligation entered into prior to the Closing to pay after the Closing Date a material amount of any Tax benefits or Tax refunds realized or received by the Company (or a material amount in reference to any such Tax benefits or Tax refunds realized or received by the Company) to any former shareholder(s) or other Person(s);

(f) as of the date hereof, no audits or other Legal Proceedings are pending, or to the Seller’s Knowledge threatened, with regard to any material Taxes of the Company;

(g) as of the date hereof, except with respect to a Seller Group Return, no power of attorney granted by the Company with respect to any Taxes is currently in force;

(h) as of the date hereof, the Company has not executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any material Taxes of the Company to a period after the Closing Date;

(i) except any reorganization transaction with a member of a Seller Group, the Company has not been, in the past three (3) years, (i) a party to a transaction reported or intended to qualify as a reorganization under Code section 368 or (ii) a “distributing corporation” or a “controlled corporation” (within the meaning of Code section 355(a)(1)(A)) in a distribution of shares (x) that was reported or otherwise constitute a distribution of shares under Code section 355(i) or (y) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code section 355(e)) that includes the transactions contemplated by this Agreement;

(j) the Company has not engaged in any transaction that could affect the income Tax liability for any taxable period not closed by the statute of limitations which is a “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulation section 1.6011-4(b)(2) (irrespective of the effective dates);

(k) the Company is not required to include an item of income, or exclude an item of deduction, with respect to a taxable period ending after the Closing Date as a result of (i) an installment sale transaction occurring before the Closing governed by Code section 453 (or any similar provision of state, local or non-U.S. applicable laws), (ii) a transaction occurring before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non-U.S. applicable laws), (iii) any prepaid amounts received before the Closing, (iv) an adjustment pursuant to Code section 481 (or any similar provision of state, local, or non-U.S. applicable laws) occurring before the Closing, (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code section 7121) before the Closing, (vi) the application of Code section 263A (or any similar provision of U.S. state, local or non-U.S. applicable Tax laws) to property produced, or acquired for resale, by the Company prior to the Closing, or (vii) an election (including a protective election) made before the Closing pursuant to Code section 108(i);

(l) the Company does not have any item of income, gain, loss, expense, or deduction that occurred before the Closing and would remain deferred after the Closing Date under the intercompany transaction rules of Treasury Regulation section 1.1502-13 (or similar provision of state, local, or non-U.S. applicable laws); and

(m) LSCS LLC has at all times prior to the Closing been qualified as (and been treated as) a partnership or a disregarded entity for U.S. federal income tax purposes.

2.8. Compliance with Legal Requirements; Permits.

(a) Except as set forth on Schedule 2.8(a), (i) the Company is, and at all times within the immediately preceding two years has been, in compliance in all material respects with each Legal Requirement that is or was applicable to the conduct or operation of the Business or the ownership or use of any of its assets and (ii) the Company has not received, at any time within the immediately preceding two years, any written notice from any Person regarding any actual or alleged material violation of, or failure to comply in any material respect with, any Legal Requirement.

(b) Schedule 2.8(b) sets forth a true, complete and accurate list of all material licenses, approvals, permits, or authorizations from Governmental Authorities (collectively, the “Permits”) that are required to be obtained for the business and operations of the Business. All material Permits are (and, immediately following the Closing Date, will be) valid and in full force and effect, the Company is materially in compliance with the respective requirements thereof, and no proceeding is pending or, to the Seller’s Knowledge, threatened to revoke or amend any of them.

(c) This Section 2.8 does not relate to Tax matters (which are the subject of Section 2.7), environmental matters (which are the subject of Section 2.13), intellectual property matters (which are the subject of Section 2.14) or employee benefit plan matters (which are the subject of Section 2.20). This Section 2.8 also does not relate to any of the matters which are the subject of Section 2.16.

2.9. Legal Proceedings; Orders. Except as set forth in Schedule 2.9, there is, and at all times within the immediately preceding two years has been, no pending (and, to the Seller’s Knowledge, there is no threatened) action, claim, investigation, litigation, arbitration or other proceeding (“Legal Proceedings”), or any resulting order, judgment, award, injunction or other decree: (a) by or against the Company or, to Seller’s Knowledge, that otherwise relates to the Business or (b) that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction. There are no outstanding orders, decrees, or stipulations issued by any Governmental Authority in any proceeding to which the Company is or was a party that have not been materially complied with or which continue to impose any material obligations on the Company or affect its assets or the Business in any material respect. This Section 2.9 does not relate to Tax matters (which are the subject of Section 2.7), environmental matters (which are the subject of Section 2.13), intellectual property matters (which are the subject of Section 2.14) or employee benefit plan matters (which are the subject of Section 2.20).

2.10. Contracts; No Defaults.

(a) The Company has delivered or made available to Buyer accurate and complete copies, together with all amendments, supplements, side letters, exhibits, schedules, and other attachments thereto, of each of the Material Contracts. The Company is not subject to any material liability or payment resulting from renegotiation of amounts paid under any Material Contract that is not reflected in such Material Contract. The Company is not subject to any Contract, agreement, decree or injunction that could reasonably be expected to restrict the Buyer in the continued operation of the Business or the expansion thereof to other geographical areas, customers, and suppliers or lines of business, including, without limitation, any non-solicit, non-compete, non-disparagement, or similar provisions, whether under carrier, shipper, broker-to-broker, third party logistics provider-to-broker, agent, vendor or other Contract.

(b) Each Material Contract is in full force and effect against the Company and, to the Seller’s Knowledge, the other Persons party thereto and is valid and enforceable in accordance with its terms in all material respects against the Company and, to the Seller’s Knowledge, the other Persons party thereto (subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies). No event has occurred and no circumstance exists (or upon consummation of the Transaction will exist) that (with or without notice or lapse of time), would, or would reasonably be expected to, contravene, conflict with, or result in a breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract except as would not, individually or in the aggregate, have a Material Adverse Effect. This Section 2.10 does not relate to real property matters (which are the subject of Section 2.11) or Intellectual Property matters (which are the subject of Section 2.14).

2.11. Real Property.

(a) The Company does not own any interest (other than a leasehold interest) in any real property.

(b) Schedule 2.11(b) lists and describes in reasonable detail all Leased Real Property (as defined below) and the associated leases and related documents (the “Leases”), including addresses. The Company has a valid and subsisting leasehold or subleasehold estate in, and enjoys in all material respects peaceful and undisturbed possession of, all Leased Real Property.

(c) The Leased Real Property comprises all of the real property and interests in real property used in, or otherwise related to, the Business as presently conducted.

(d) With respect to the Leased Real Property, (i) true, correct, and complete copies of the Leases have been provided or made available to Buyer, (ii) the Company has not assigned, sublet, transferred, mortgaged, deeded in trust, or encumbered or conveyed any interest in any Leased Real Property; (iii) there is no Legal Proceeding pending against the Company, or to the Seller’s Knowledge threatened, against the Company or any other Person that would reasonably be expected to interfere in any material respect with the quiet enjoyment of the Leased Real Property after the Closing, and (iv) there is no pending dispute with the landlord of the Leased Real Property, and the Company has not received any notice alleging material breach of any of the covenants or other material obligations on the part of the Company.

(e) “Leased Real Property” means the real property, buildings, structures, improvements, fixtures, or other interest leased, subleased, licensed or occupied by the Company as tenant, subtenant, licensee, or in such similar capacity under any Lease as identified on Schedule 2.11(b) hereto.

2.12. Employees; Consultants; Agents.

(a) Schedule 2.12 sets forth a list of each employee currently employed by the Company (collectively, “Employees”). Schedule 2.12 further sets forth the following information (which information is accurate in all material respects) for each Employee of the Company, including each Employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any material change in compensation since the first day of the current fiscal year; sick and vacation leave that is accrued but unused; and whether such Employee is party to an employment agreement with the Company.

(b) The Company is not a party to any collective bargaining agreement relating to Employees, nor does any such agreement determine the terms and conditions of employment of any Employee. In the past two years there has not been any labor unrest or union organizing activity involving the Company, whether actual, pending or, to the Seller’s Knowledge, threatened.

(c) Except pursuant to the express terms of any employment agreement identified on Schedule 2.12, there are no material agreements, plans, or policies that would give rise to any severance, termination, change-in-control, accrued vacation, or other similar payment to Employees as a result of the consummation of the Transaction.

(d) Except as set forth on Schedule 2.12, as of the date hereof, no Employee has formally notified the Company orally or in writing that he or she intends to terminate his or her employment with the Company prior to or following the Closing.

(e) To the Seller’s Knowledge, (i) each Employee of the Company is and has been in compliance with any restrictive covenant agreements in favor of the Company, and (ii) no Employee is party to any restrictive covenant in favor of any other Person.

2.13. Environment, Health and Safety.

(a) Except as set forth on Schedule 2.13(a) hereto, the Company is, and, during the three years prior to the date hereof, has been in compliance, in all material respects, with all Legal Requirements concerning pollution or protection of the environment, all Legal Requirements concerning public health and safety, and all Legal Requirements concerning employee health and safety, including Legal Requirements relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (all of the foregoing of this Section 2.13, collectively, “Environmental Laws”), and within such immediately preceding three years, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply. Except as set forth on Schedule 2.13(a), during the three years prior to the date hereof, the Company has been in material compliance with all of the terms and conditions of all material governmental authorizations required under all Environmental Laws.

(b) Except as set forth on Schedule 2.13(b), the Company has no material liability (either direct liability or liability arising from the Company’s status as an affiliate of or successor to a Person having direct liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, as a result of violation of any Environmental Laws.

2.14. Intellectual Property.

(a) The term “Intellectual Property” means all intellectual property owned or licensed (as licensor or licensee) by the Company, including: (i) each entity’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all know-how, trade secrets, confidential information, proprietary information, customer lists, carrier lists and information, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); and (v) all rights in internet domain names presently used by the Company (collectively, “Net Names”); provided, however, that such term shall not include (x) “off-the-shelf” or “shrink-wrap” programs or products, or other programs or products that are generally commercially available software programs that are available on customary commercial terms, or (y) operating software embedded in non-computer equipment used by the Company.

(b) Schedule 2.14 contains a complete and accurate list of all Marks, Patents, Copyrights and Net Names that are, in each case, material to the Business of the Company, noting whether such listed Marks, Copyrights or Net Names are registered or unregistered.

(c) Except as set forth in Schedule 2.14, (i) the Intellectual Property includes all Intellectual Property assets and rights necessary for the operation of the Business as it is currently conducted in all material respects; (ii) the Company is the owner or licensee of all right, title and interest in and to all of the Intellectual Property, free and clear of all Liens (other than Permitted Liens); (iii) the Company has the right to use the Intellectual Property without payment to any third party (other than payments pursuant to licenses for Intellectual Property licensed from third parties); (iv) all domestic Patents owned by the Company and set forth on Schedule 2.14 hereto have been registered with the United States Patent Office; (v) all Net Names have been registered in the name of the Company; and (vi) all Intellectual Property that is material to the Business of the Company is currently in compliance with all Legal Requirements in all material respects, is valid and enforceable, and, to the Seller’s Knowledge, is not and has not been infringed upon by, and does not infringe and has not infringed upon the rights of, any other Person.

(d) The Company has good title to and the right to use the Trade Secrets owned thereby. To the Seller’s Knowledge, such Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Company and, to the Seller’s Knowledge, such Trade Secrets are not part of the public knowledge or literature.

(e) Upon consummation of the Transaction, Buyer will obtain all rights of the Company in all Intellectual Property material to the Business of the Company as currently conducted, without loss or diminishment of any rights, or the imposition of any Lien (other than Liens granted by Buyer).

(f) With respect to each of the Intellectual Property that is material to the Business and is licensed to the Company:

(i) the license, agreement, or permission covering such asset is legal, valid, binding, enforceable, and is in full force and effect;

(ii) the license, agreement, or permission covering such asset will continue to be legal, valid, binding, and in full force and effect on identical terms following the Closing;

(iii) no event has occurred which constitutes a breach or default of such license, agreement, or permission by the Company, or, to the Seller’s Knowledge, by the licensor or other party to such license, agreement or permission; no licensor or other party to any such license, agreement or permission has, to the Seller’s Knowledge, repudiated any provision thereof; to the Seller’s Knowledge, there are no disputes, oral agreements, or delayed payment programs in effect as to any such license, agreement, or permission; and no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or, to the Seller’s Knowledge, the other Person party thereto which would permit termination, modification, or acceleration thereunder;

(iv) the Company has supplied Buyer with a true and complete copy of the license, agreement, or permission;

(v) no Legal Proceedings have been instituted, are pending, or to Seller’s Knowledge are threatened, which challenge the legality, validity, or enforceability of the license, agreement, or permission nor, to the knowledge of the Company, is there any reasonable basis for a material claim pursuant to the foregoing;

(vi) to Seller’s Knowledge, the Intellectual Property referenced in the license, agreement, or permission does not infringe, misappropriate, or otherwise conflict with the rights of others, is not being infringed, misappropriated, or violated by others, and is not subject to any outstanding order, decree, judgment, stipulation, or charge, nor, to the knowledge of the Company and the Seller, is there any reasonable basis for a material claim pursuant to the foregoing; and

(vii) the Transaction will not have any Material Adverse Effect on the Company’s ability to continue using or practicing each such item as permitted by the license, agreement, or permission.

(g) To Seller’s Knowledge, the Company has neither in the past, nor will it pending the Closing, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted, and no written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any intellectual property from any third party) have been received.

(h) The Company has taken all necessary and desirable action to maintain and protect all of the Company’s Intellectual Property assets that are material to the Business and will continue to maintain and protect all of such Intellectual Property assets prior to the Closing so as not to adversely affect the validity or enforceability thereof.

(i) Except as set forth on Schedule 2.14(i), (i) the Company owns or leases all computer systems that are necessary for the operation of its business, (ii) in the past twenty-four (24) months, there has been no failure of or other material substandard performance of any computer systems which have caused any material disruptions to the Business, (iii) the Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, has taken commercially reasonable steps to implement such plans and procedures and (iv) the Company has taken commercially reasonable actions to protect the integrity and security of the computer systems and software information stored thereon from unauthorized use, access, or modification by third parties.

(j) Except as set forth on Schedule 2.14(j), none of the software owned and/or currently under development by the Company is subject to the provisions of any open source code license or other contract which would: (i) require or condition the use or distribution of such software; (ii) prohibit making modifications to or derivative works of such software or require that such modifications or derivative works be subject to such license; (iii) require the distribution of such software or any portion thereof without charge; or (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of software.

2.15. Relationships with Related Persons. Schedule 2.15 describes any contracts, agreements and financial relationships existing during the periods covered by the Financial Statements between the Company, on the one hand, and any officer, director, shareholder or Affiliate of Seller or the Company, on the other hand. Except as set forth on Schedule 2.15, (a) all such Contracts, agreements, and relationships described are on arm’s length terms, and (b) no officer, director, shareholder or Affiliate of Seller has any other material claim or right against the Company.

2.16. Operation of Business. Except as set forth on Schedule 2.16: (i) LSCS has at all times since January 1, 2010 operated under federal property broker authority; and (ii) LSCS LLC has at all times since August 5, 2010 operated under federal property broker authority. The Company has not conducted business or had other operations that would require other federal, state, or other authority to operate the Business, whether as (a) a freight forwarder subject to regulation by the Surface Transportation Board, (b) a motor carrier subject to regulation by the Federal Motor Carrier Safety Administration, or (c) an indirect air carrier subject to regulation by the Transportation Security Administration, or otherwise as a freight transportation services provider. Shipments for which the Company provides freight brokerage services are brokered to other transportation service providers (the “Transportation Service Providers”) that may include motor carriers, brokers, freight forwarders, indirect air carriers or air cargo carriers, including Affiliates of the Company. Except as set forth on Schedule 2.16, all such Transportation Service Providers perform services pursuant to written contracts with the Company. Each motor carrier to which the Company has brokered loads is an independent contractor and is responsible for maintaining its own operating authority as well as control over the planning, dispatch, route selection, vehicle operation and delivery of each load brokered to it by the Company. To the Seller’s Knowledge, the Company (whether through contract, instruction, incentive, penalty, or otherwise) has not, within the immediately preceding two years, required or knowingly permitted the violation of any Legal Requirements by its motor carrier counterparties, including with respect to any such requirement concerning driver safety and fitness, vehicle speed, or route restriction. The Company has procedures in place designed to approve and monitor its contractual counterparties for material compliance with contractual obligations relating to insurance coverage, operating authority and operational factors, including safe and on-time delivery.

2.17. Significant Counterparties. Schedule 2.17(a) and Schedule 2.17(b) set forth lists of the Company’s largest 5 customers and the Company’s largest 10 carriers, respectively, in each case for fiscal year 2012 and year through September 28, 2013 (collectively, “Significant Counterparties”), together with the Employee of the Company who is most directly responsible for servicing or interacting with each Significant Counterparty’s account. Except as set forth on Schedule 2.17(c), as of the date hereof, Seller has not received a formal oral or written notice from any Significant Counterparty, that any of them intends to cease to do business with the Company or materially reduce the amount of business done with the Company.

2.18. Receivables. All Receivables of the Company, whether or not reflected on the Current Balance Sheet, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

2.19. Brokers. No Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

2.20. Employee Benefit Plans

(a) Schedule 2.20(a) lists each of the following that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or any agents, consultants or similar representatives providing services to or for the Company or any of its Subsidiaries (such persons, the “Service Providers”, or with respect to which Company or any of its Subsidiaries has any liability (each of the following a “Plan”, and collectively, “Plans”): each material “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material personnel policy, stock option plan, stock purchase plan, stock appreciation rights, phantom stock plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other material employee benefit plan, agreement, arrangement, program, practice or understanding.

(b) With respect to each Plan, Seller or the Company has made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) the latest financial statements and (v) the latest Form 5500 annual report.

(c) No Plan is subject to Title IV of ERISA and no Plan provides for medical or life insurance benefits to retired or former employees of the Company or any of its Subsidiaries (other than (i) as required by law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights). Company is not a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) nor has the Company incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

(d) Except as set forth on Schedule 2.20(d) and, except, in each case, as would not have a Material Adverse Effect:

(i) Each Plan complies in form and operation with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable laws;

(ii) Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or has a remaining period of time under the Code or applicable Treasury Regulations or Internal Revenue Service pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the Internal Revenue Service, or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would change such Plan’s qualified status;

(iii) There are no actions, suits or claims (other than claims in the ordinary course of business that do not involve any action, suit or claim under a domestic relations order proceeding) for benefits under such Plans pending or, to Seller’s Knowledge, threatened against any of the Plans, or their assets, in respect of any Service Provider;

(iv) None of the Company, nor, to Seller’s Knowledge, any other Person, has acted or failed to act in a manner that would result in imposition on the Company of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(v) To the Seller’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation; and

(vi) No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing in respect of any Service Provider have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of the Company, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing in respect of any Service Provider for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.

(f) Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to the Company except as to benefits accrued thereunder prior to such amendment or termination.

(g) Except as otherwise set forth on Schedule 2.20(g), no Plan provides that payments pursuant to such Plan may be made in securities of the Company or a corporation, trade, business or entity under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA, nor does any trust maintained pursuant to any Plan, hold any securities of the Company or any commonly controlled entity.

(h) There are no any Plans that, considered individually or considered collectively with any other such Plans, will, or would reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the Transaction. There is no contract, agreement, plan or arrangement to which the Company is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.

(i) Each Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained (both in form and operation) in accordance with Section 409A of the Code.

(j) Schedule 2.20(j) contains a true and correct list of the name and address of each Service Provider and any person who is eligible for COBRA coverage due to such person’s relationship with such Service Provider (including a covered employee, covered spouse or covered dependent-child) who is currently receiving or entitled to elect to receive COBRA continuation coverage under any and all of the Plans, and a copy of any COBRA notice and election forms related to such individuals. For each person identified on Schedule 2.20(j), the Company must include the following information: (i) indication as to whether the individual is currently receiving COBRA coverage or instead has the right to elect (but has not yet elected) COBRA coverage (in which case, identify the last day of the sixty (60)-day election period), (ii) the legal name and a description of the type (e.g., medical, dental, vision, etc.) of Plan involved, (iii) a description of the qualifying event (and any second qualifying event) (as defined under Treasury Regulation Section 54.4980B-4 and 54.4980B-7), (iv) the date on which such qualifying event (and any second qualifying event) occurred, and (v) the last day of the maximum 18, 29 or 36-month COBRA period; provided, however, that such information must be provided in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996, as amended.

2.21. Insurance. Schedule 2.21 lists each insurance policy maintained by or otherwise covering the Company and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting the Company (the “Insurance Policies”). All such Insurance Policies are in full force and effect, and no written notice of a premium increase, requirement to increase self-insured retention, nonrenewal, cancelation or termination has been received by the Company with respect to any such Insurance Policies. As of the Closing, the Company and its Subsidiaries will cease to be named insureds under the Insurance Policies with respect to claims arising from events or circumstances that occur after the Closing. The Company has not failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by such Insurance Policy.

2.22. Bank Accounts. Schedule 2.22 sets forth (a) the names and locations of all banks, trusts, companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, an account, lock box or other accounts of any nature with respect to the Business and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.23. No Other Representations and Warranties; Schedules. None of Seller, any of its Affiliates or any of their respective officers, employees, agents or representatives, makes or has made any express or implied representation or warranty on behalf of Seller or the Company other than those expressly set forth in this Article 2. Disclosure of any fact or item in any section of the Disclosure Schedules referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section if (i) a specific cross-reference to such other Schedule is made, or (ii) it is reasonably apparent on the face of the schedule that the disclosed document, fact, event, circumstance, or other matter relates to the representations or warranties covered by such other Schedule. Disclosure of any fact or item in any Section of the Disclosure Schedules shall not necessarily mean that such item or fact is material to the business or financial condition of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

3.2. Enforceability; Authority; No Conflict.

(a) Buyer has the necessary corporate power and authority to execute and deliver this Agreement and the Buyer Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the Transaction. This Agreement and the other Buyer Transaction Documents have been duly authorized by all necessary corporate action by Buyer. The Buyer Transaction Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their terms.

(b) Neither the execution and delivery of this Agreement, nor the consummation or performance of the Transaction by Buyer will, directly or indirectly (with or without notice or lapse of time), (i) contravene, violate or conflict with any provision of any of the governing documents of Buyer or any resolution adopted by its board of directors; (ii) contravene or conflict with or constitute a violation of any provision of any material Legal Requirement binding upon or applicable to Buyer, (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Buyer) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Buyer is a party or any of its properties or assets may be bound, or (iv) result in the creation or imposition of any Lien on Buyer’s properties or assets (except as contemplated by after-acquired property clauses in security agreements and other financing documents).

3.3. Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

3.4. Litigation. There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or its Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer’s performance under any Buyer Transaction Document or the consummation of the transactions contemplated thereby. Except as set forth on Schedule 3.4, (a) there are no actions, suits or proceedings pending or, to the Buyer’s Knowledge, threatened against or affecting the Buyer or any of its Affiliates or their respective officers, directors, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of ten percent (10%) of the current assets of the Buyer and its Subsidiaries has been established or the Buyer’s and its Affiliates’ maximum estimated liability is in excess of ten percent (10%) of the current assets of the Buyer and its Subsidiaries; and (b) neither the Buyer nor any of its Affiliates is a party to or subject to or in default under any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority.

3.5. Investment Representation. Buyer is acquiring the Shares for its own account with the intention of holding such Shares for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

3.6. Financing. Buyer has, and at the Closing will have, sufficient funds available to it to consummate the transactions contemplated hereby and to pay the Purchase Price and all other payments, fees and expenses related to contemplated by this Agreement for which Buyer or any of its Affiliates are responsible.

3.7. No Additional Representations. Without limiting the force or effect of, or Buyer’s reliance on, any representations or warranties of Seller set forth in Article 2, or any related rights of Buyer under Article 8, Buyer acknowledges and agrees that it (i) has made its own inquiry and investigations into the Company and any facts or matters deemed relevant by Buyer that are outside the scope of representations or warranties of Seller set forth in Article 2, and, based thereon, has formed an independent judgment concerning the Company and such other facts or matters, and (ii) has been provided with adequate access to such information, documents and other materials relating to the Company, and the opportunity to ask questions with respect thereto as it has deemed necessary to enable it to form such independent judgment. Notwithstanding anything contained in this Article 3 or any other provision of this Agreement or the Disclosure Schedules, Buyer acknowledges and agrees that none of Seller or any of its Affiliates is making or has made any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Company or its assets, or any representation or warranty as to the accuracy or completeness of such information, documents and other materials, other than the representations_and warranties expressly set forth in Article 2. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided or made available to Buyer by or on behalf of Seller are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates.

ARTICLE 4

RESTRICTIVE COVENANTS

4.1. Non-Solicitation Agreements.

(a) Except as set forth on Schedule 4.1(a), during the period commencing at the Closing and ending two (2) years after the Closing, none of Seller or any of its Subsidiaries, on the one hand, nor Buyer or any of its Subsidiaries, on the other hand, shall, directly or indirectly (x) solicit or hire or assist any other Person in soliciting, hiring or engaging any person who was employed by the other Party or its Subsidiaries immediately prior to the Closing or any employee of such other Party following the Closing (collectively, “Restricted Persons”) to become an employee of Seller or its Subsidiaries, or Buyer or its Subsidiaries, as the case may be, or (y) solicit, hire or engage on behalf of itself or any other person who was such a Restricted Person at any time during the six-month period immediately preceding such hiring or engagement; provided, however, the foregoing provisions will not prohibit Buyer or Seller from (i) any public advertisement or posting or other form of general solicitations of employment not specifically directed at such Restricted Person or (ii) any solicitation by a professional search or recruiting firm that has not been directed to solicit such Restricted Person.

(b) Except as set forth on Schedule 4.1(b), during the period commencing at the Closing and ending two (2) years after the Closing, none of Seller or any of its Subsidiaries shall, directly or indirectly solicit or hire or assist any other Person in soliciting, hiring or engaging any person who was employed by Seller or its Subsidiaries (including the Company) immediately prior to the Closing and who was employed by Buyer or its Subsidiaries (including the Company) immediately after the Closing (a “Former Employee”) to become an employee of Seller or its Subsidiaries; provided, however, the foregoing provisions will not prohibit Seller from (i) any public advertisement or posting or other form of general solicitations of employment not specifically directed at such Former Employee or (ii) any solicitation by a professional search or recruiting firm that has not been directed to solicit such Former Employee.

(c) During the period commencing at the Closing and ending two (2) years after the Closing, neither of Buyer nor any of its Affiliates, including the Company, shall, directly or indirectly, solicit, hire or engage or assist any other Person in soliciting, hiring or engaging any Agent in any professional capacity or to otherwise perform services for any Person, or Affiliate or customer of such Agent or the Company, provided (i) the foregoing shall in no way preclude Buyer or any of its Affiliates from engaging in applicable commercial arrangements relating to freight transportation services in the ordinary course of the Company’s business, consistent with past practice, with Seller and its Subsidiaries and (ii) without limiting the generality of the foregoing, the foregoing provision will not prohibit Buyer from making any public advertisement or posting or other form of general solicitations not specifically directed at any Agent or Agents.

4.2. No Use of Confidential Information. Neither Seller nor any of its Subsidiaries shall, at any time after the Closing, directly or indirectly, in any way commercially exploit, or otherwise utilize or disclose any of the Company’s proprietary rights or records except in carrying out its duties or obligations under the terms of this Agreement, including any of its customer lists or Intellectual Property, except as set forth on Schedule 4.2. Neither Buyer nor any of its Subsidiaries shall, at any time after the Closing, directly or indirectly, in any way commercially exploit, or otherwise utilize or disclose any of Seller’s proprietary rights or records except in carrying out its duties or obligations under this Agreement, including any of its customer lists or Intellectual Property.

4.3. Acknowledgments Regarding Restrictive Covenants. Each of the Parties agrees and acknowledges that the restrictions contained in Section 4.1 and Section 4.2 are reasonable in time and scope and are necessary to protect the Buyer and Seller after the Closing. If any provision of this Article 4, as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or scope of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Each of Buyer and Seller agrees and acknowledges that the breach of the provisions for its benefit of this Article 4 will cause irreparable damage to it and upon breach of any such provision by the other Party, the Buyer or the Seller, as the case may be, shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer or Seller, as the case may be, may have (including the right to monetary damages).

ARTICLE 5

COVENANTS

5.1. Access and Investigation.

(a) Between the date of this Agreement and the Closing, the Seller will (a) afford Buyer reasonable access to the personnel, accountants, properties, Contracts, books and records, and other documents and data of the Company, (b) furnish Buyer with copies of all such Contracts, books and records, and other existing documents and data relating to the Company as Buyer may reasonably request, and (c) furnish Buyer with such additional financial, operating, and other data and information relating to the Company as Buyer may reasonably request; provided, that such activities shall be conducted in a manner that does not interfere unreasonably with the business and operations of the Company.

(b) From and after the Closing, Seller, on the one hand, and Buyer, on the other hand, shall promptly afford the other party and its respective agents reasonable access to their respective books and records and information relating to the Company, as well as its employees and auditors, to the extent necessary or useful for the Party requesting such access in connection with any audit, investigation, dispute or Litigation, provided, that the Party requesting such access agrees to reimburse the other Party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request and no Party shall have to waive any attorney-client privilege in connection with, or in order to comply with, any such requests.

5.2. Conduct of Business Prior to Closing. Except as set forth on Schedule 5.2, between the date of this Agreement and the Closing, except as otherwise contemplated by this Agreement or as consented to by Buyer, the Seller will (and will cause the Company to):

(a) conduct the business and operations of the Company in the ordinary course of business consistent with past practices;

(b) consistent with the other terms and conditions of this Agreement, use its commercially reasonable efforts to preserve intact the current business organization of the Company, keep available in all material respects the services of the current officers, employees, agents, and independent contractors of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, independent contractors, and others having material business relationships with the Company;

(c) not take any of the following actions without the prior written consent of Buyer: (i) enter into or terminate any contract involving payments individually or in the aggregate of $150,000 or more; (ii) cancel or waive any claims or rights with a value to the Company in excess of $150,000; (iii) make a material change in the tax or accounting methods used by the Company; (iv) make any material change in employee compensation, benefits, or job titles or descriptions; or (v) enter into any arrangement, or cancel or waive any material claims, against any officer, director, shareholder or employee of the Company; and

(d) confer with Buyer as reasonably requested concerning the status of the business, operations, and finances of the Company;

(e) not (and will cause the Company not to), without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 2.5 would occur, or which would render untrue any representation or warranty of the Seller contained in this Agreement in any material respect.

5.3. Required Approvals. As promptly as practicable after the date of this Agreement, the Seller will make (or cause to be made) all filings required by Legal Requirements to be made by Seller or the Company in order to consummate the Transaction and Buyer will make all filings required by Legal Requirements to be made by Buyer in order to consummate the Transaction. Between the date of this Agreement and the Closing, Buyer and Seller will, and Seller will cause the Company to cooperate with the other applicable Party with respect to all filings that Buyer, Seller or the Company, as the case may be, elects to make or is required by Legal Requirements to make in connection with the Transaction.

5.4. Filings and Authorizations; Consummation.

(a) Each of the Parties shall within two (2) Business Days after the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filings under the HSR Act or under any other applicable Antitrust Laws, and neither the Seller nor the Company shall be required to pay any fees or other payments to any Governmental entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Laws.

(b) Each of the Parties, as promptly as practicable, shall use commercially reasonable efforts to make, or cause to be made, and to do, or cause to be done, all lawful things necessary, to perform all of its respective obligations under this Agreement, including (i) the making of all other filings and submissions under laws, rules and regulations applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein, (ii) the satisfaction of all conditions precedent to the other Parties’ obligations under this Agreement, (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (iv) the obtaining of all other authorizations, approvals, consents and waivers from all Persons and Governmental Authorities set forth on Schedules 1.8(c) and 1.9(e).

(c) The Parties shall assist and coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Section 5.4(a) and (b) above. The Parties shall supply such commercially reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing.

5.5. Notification. Between the date of this Agreement and the Closing, the Seller will promptly notify Buyer in writing if to Seller’s Knowledge, there is any fact or condition that causes or constitutes a breach of any of the representations and warranties in Article 2 above on the date hereof, or the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

5.6. No Negotiations. Until such time, if any, as this Agreement is terminated pursuant to Article 11, the Company and Seller will not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any transaction uniquely involving the sale of a material portion of the business and operations of the Company or the assets of the Company, or a direct sale of control of the capital stock or other equity interests of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company (each such transaction being referred to herein as an “Alternate Transaction”). The Company or Seller will immediately notify Buyer regarding any contact between either of them or their Affiliates and any third parties regarding any inquiries or proposals related to an Alternate Transaction. For the avoidance of doubt, this provision does not apply to any other transactions of any kind involving Seller or any of its Subsidiaries (other than the Company), provided the provisions of this Agreement shall survive any change of control of Seller.

5.7. Parties’ Efforts. Between the date of this Agreement and Closing, each Party will use its commercially reasonable efforts to cause the conditions to the other Party’s or Parties’, as the case may be, obligation to close in Article 6 and Article 7 to be satisfied. Each party shall keep the other parties informed of its expectations and intentions regarding the acquisition and will notify the other parties hereto promptly of any changes therein.

5.8. Directors’ and Officers’ Indemnification.

(a) Buyer agrees that the governing documents of the Company immediately after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would adversely affect the rights thereunder of Persons who at or prior to the Closing were directors, officers, managers, employees or agents of the Company, unless such modification is required by Law.

(b) In the event Buyer or the Company or any of their respective, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall ensure that proper provisions shall be made so that the successors and assigns of Buyer, the Company or their respective Subsidiaries (as applicable) assume the obligations set forth in this Section 5.8.

(c) This Section 5.8, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person or entity (and their respective heirs, successors and assigns) referenced in this Section 5.8 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.8 (whether or not parties to this Agreement).

5.9. Use of Name. Notwithstanding anything in this Agreement to the contrary, Buyer covenants and agrees that (a) from and after the Closing it shall not, directly or indirectly, use or do business under or permit any of its respective Affiliates to use or do business under the name “Landstar Supply Chain Solutions” or any variant thereof containing the word “Landstar”, (b) it shall cause the name of the Companies to be changed at the Closing to comply with this restriction, and (c) if it transpires that the Company or any of its Subsidiaries is the legal owner of any Marks or Net Names containing the word “Landstar”, the Buyer shall cause the Company or such Subsidiary to transfer, as promptly as practicable, such Mark or Net Name to the Seller for no consideration.

5.10. Certain Employee Matters. With respect to each employee of the Company whose employment is continued with the Company following the Closing Date (each, a “Covered Employee”), Buyer shall, on and after the Closing Date, provide, or cause one of its Subsidiaries to provide, to each Covered Employee under each employee benefit plan maintained or contributed to by Buyer or any Subsidiary of Buyer for its similarly situated employees, credit for purposes of eligibility to participate, vesting and benefit accrual for full and partial years of service with Seller and its Affiliates performed prior to the Closing Date; provided, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits. Buyer shall (i) subject to obtaining any required consent of any insurer, waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods or required physical examinations with respect to participation and coverage requirements applicable to Covered Employees and their eligible dependents under any health, medical, disability and life insurance plans offered by Buyer or its Subsidiaries, other than limitations or waiting periods that are already in effect with respect to such Covered Employees and that have not been satisfied as of the Closing Date; and (ii) use commercially reasonable efforts to provide or cause to be provided to each Covered Employee credit for any co-payments and deductibles paid by such Covered Employee and his or her respective dependents prior to the Closing Date for purposes of satisfying any applicable deductible or out-of-pocket requirements under the analogous benefit plan of Buyer or its Subsidiaries. From and after the Closing Date, Buyer shall, or shall cause the Company, to honor any accrued vacation or paid time off to which a Covered Employee is entitled as of immediately prior to the Closing Date, provided that such accrued vacation or paid time off is accrued in the calculation of Net Working Capital. Nothing in this section, express or implied, is intended to be, shall constitute or shall be construed as an amendment to or modification of any employee benefit plan or arrangement of Buyer, Seller, or any of their Affiliates or limit in any way the right of Buyer, Seller, or any of their respective Affiliates to amend, modify or terminate any of their respective employee benefit plans or arrangements. Further, nothing in this section, express or implied, shall create any third party beneficiary rights in favor of any employee, or create any third party beneficiary or other rights to continued employment with Buyer, Seller, or any of their respective Affiliates and nothing herein shall limit the right of Buyer, Seller or any of their Affiliates to terminate the employment of any Covered Employee, at any time for any or no reason in a manner consistent with applicable contractual obligations, if any.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to take the actions required of it at Closing and to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1. Accuracy of Representations. Each of the representations and warranties of Seller in this Agreement shall have been accurate in all respects as of the date of this Agreement, and as of the Closing Date as if made on the Closing Date (except for any such representations and warranties made as of a specific date, in which case, such representations and warranties shall have been accurate in all respects as of such date), without giving effect to any supplement to the Disclosure Schedules, except where all failures to be so accurate have not had, individually or in the aggregate, a Material Adverse Effect; provided, however, that for the purposes of determining the accuracy of each of Seller’s representations and warranties under this Section 6.1, all “Material Adverse Effect” or other materiality limitations contained in such representations and warranties shall be disregarded.

6.2. Performance of Covenants and Obligations.

(a) All of the covenants and obligations that Seller and the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

(b) Each document required to be executed and delivered pursuant to Section 1.9 must have been executed and delivered.

6.3. Consents. Each consent identified on Schedule 1.9(e) must have been obtained without conditions adverse or unacceptable to Buyer and must be in full force and effect.

6.4. No Legal Proceeding or Prohibition. There shall be no Legal Proceeding pending or threatened in writing, or effective injunction, writ, preliminary restraining order or any order of any nature, by or before any Governmental Authority, in each case, against Buyer, Seller or the Company, or against any Person affiliated with Buyer, that would reasonably be expected to have the effect of restraining, preventing, delaying, making illegal or otherwise interfering in any material respect with the consummation of the Transaction.

6.5. No Material Adverse Change. No Material Adverse Change shall have occurred since the date hereof.

6.6. HSR Act; Governmental Approvals.

(a) All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

(b) All Governmental Authorities, the consent of which is necessary under any applicable law, including Antitrust Laws, for the consummation of the transactions contemplated by this Agreement, shall have consented to the transactions contemplated by this Agreement.

6.7. Closing Certificate. Buyer shall have received a duly executed certificate signed on behalf of Seller by a duly authorized officer thereof, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date certifying as to the matters set forth in Sections 6.1 and 6.2 (the “Seller Closing Certificate”).

6.8. Closing Deliveries. All documents, instruments, certificates or other items required to be delivered at the Closing by the Seller pursuant to Section 1.9 of this Agreement shall have been delivered.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE

The obligations of Seller to take the actions required of it at Closing and to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

7.1. Accuracy of Representations. All of the representations and warranties of Buyer in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and as of the Closing Date as if made on the Closing Date.

7.2. Performance of Covenants and Obligations.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to Closing shall have been duly performed and complied with in all material respects.

(b) Each document required to be executed and delivered pursuant to Section 1.8 must have been executed and delivered.

7.3. No Legal Proceeding or Prohibition. There shall be no Legal Proceeding pending or threatened in writing, or effective injunction, writ, preliminary restraining order or any order of any nature, by or before any Governmental Authority, in each case, against Buyer, Seller or the Company, or against any Person affiliated with Buyer, that would reasonably be expected to have the effect of restraining, preventing, delaying, making illegal or otherwise interfering in any material respect with the consummation of the Transaction.

7.4. Consents. Each consent identified on Schedule 1.8(c) must have been obtained without conditions adverse or reasonably unacceptable to Buyer and must be in full force and effect.

7.5. HSR Act; Governmental Approvals.

(a) All required filings under the HSR Act shall have been completed and all applicable time limitations thereunder shall have expired without a request for further information by the relevant federal authorities under the HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

(b) All Governmental Authorities, the consent of which is necessary under any applicable law, including Antitrust Laws, for the consummation of the transactions contemplated by this Agreement, shall have consented to the transactions contemplated by this Agreement.

7.6. Closing Certificate. Seller shall have received a duly executed certificate signed on behalf of Buyer by a duly authorized officer of Buyer, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date certifying as to the matters set forth in Sections 7.1 and 7.2 (the “Buyer Closing Certificate”).

ARTICLE 8

INDEMNIFICATION

8.1. Indemnification.

(a) Subject to the limitations set forth in this Article 8, Seller hereby agrees to indemnify and hold Buyer and each of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) and Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the “XPO Indemnified Parties”), harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related investigation costs and reasonable counsel, witness, and paralegal fees and expenses) (collectively, “Obligations”) that are incurred or suffered by any of the XPO Indemnified Parties arising out of, relating to or resulting from: (i) any breach of a representation or warranty made by Seller or the Company in this Agreement; (ii) any breach of the covenants or agreements made by Seller or, to the extent to be performed prior to or at the Closing, the Company in this Agreement; (iii) any amounts required to pay any Indebtedness as of the Closing and any Transaction Expenses not paid by Seller or taken into account in determining the final Purchase Price or Net Working Capital and (iv) the matters referred to in Note 4 of Schedule 1.3 and Item 1 of Schedule 2.3(b) (collectively, “XPO Indemnifiable Damages”).

(b) Subject to the limitations set forth in this Article 8, Buyer hereby agrees to indemnify and hold Seller and each of its Subsidiaries and Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against the Obligations that are incurred or suffered by any of the Seller Indemnified Parties arising out of, relating to or resulting from: (i) any breach of a representation or warranty made by Buyer in or pursuant to this Agreement; or (ii) any breach of the covenants or agreements made by Buyer or, to the extent to be performed after the Closing, the Company in or pursuant to this Agreement (collectively, “Seller Indemnifiable Damages” and together with XPO Indemnifiable Damages, “Indemnifiable Damages”).

8.2. Survival of Representations and Warranties. The right of the XPO Indemnified Parties to make a claim for XPO Indemnifiable Damages for breach of representations and warranties set forth herein shall survive for a period of eighteen (18) months after the Closing; provided, however, (a) the XPO Indemnified Parties’ right to make claims under the representations and warranties set forth in Section 2.13 (Environment, Health and Safety) shall survive for a period of three (3) years after the Closing, (b) the XPO Indemnified Parties’ right to make claims under the representations and warranties set forth in Section 2.7 (Taxes) and 2.19 (Brokers) shall survive until the expiration of the applicable statute of limitations, and (c) the XPO Indemnified Parties right to make claims under the representations and warranties set forth in Sections 2.1 (Organization; Good Standing; Authorization), 2.2 (Title and Capitalization), and 2.3(a) (Enforceability; Authority) shall survive indefinitely. The right of the Seller Indemnified Parties to make a claim for Seller Indemnifiable Damages for breach of representations and warranties set forth in Article 3 shall survive for a period of eighteen (18) months after the Closing. No claim for the recovery of Indemnifiable Damages for breach of a representation or warranty herein may be asserted by any Party hereunder after the applicable period has expired; provided, however, that claims for Indemnifiable Damages first asserted by timely delivery of a claims notice within such period shall continue to survive until such claims have been satisfied or otherwise resolved. The right to recovery of Indemnifiable Damages or other remedy based upon a breach of the representations, warranties, covenants and obligations of this Agreement shall not be affected by any investigation conducted with respect to, or Buyer’s Knowledge or Seller’s Knowledge (as the case may be) acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of any such representations or warranties or compliance with any such covenant or obligation. The XPO Indemnified Parties and the Seller Indemnified Parties shall not be entitled to recover from the Seller or the Buyer, as the case may be, more than their Obligations with respect to a particular matter or circumstance even if that matter or circumstance breaches more than one provision of this Agreement.

8.3. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, the indemnification obligations and liabilities under this Agreement shall be limited as set forth below:

(a) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 8.1(a)(i) until the total of all XPO Indemnifiable Damages with respect to such matters exceeds $1,000,000 in the aggregate (the “Threshold”), and then Seller shall be liable for all such XPO Indemnifiable Damages in excess of the Threshold; provided, however, that this Section 8.3(a) shall not apply to claims under Section 2.1, 2.2, 2.3(a) and 2.7;

(b) subject to Section 8.6, the maximum liability that Seller shall have to XPO Indemnified Parties with respect to (i) the matters described in Section 8.1(a)(i) shall not exceed, in the aggregate, $13,125,000, (ii) the matters described in Section 8.1(a)(iv) shall not exceed, in the aggregate, $13,125,000 and (iii) the maximum liability that Buyer shall have to the Seller Indemnified Parties with respect to matters described in Section 8.1(b)(i) shall not exceed, in the aggregate, $13,125,000; provided, however, that clause (i) of this Section 8.3(b) shall not apply to claims under Sections 2.1, 2.2, 2.3(a) and 2.7;

(c) with respect to any Third Party Claim against any XPO Indemnified Party or any Seller Indemnified Party, subject to Section 8.4 hereof, each such Party shall (and shall use commercially reasonable efforts to cause, as applicable, each XPO Indemnified Party or Seller Indemnified Party, as the

case may be, to), take all commercially reasonable actions to mitigate any material Obligations incurred or reasonably expected to be incurred by it; provided, however, that the reasonable costs incurred with respect to such mitigation actions (absent advancement of expenses by the other party) shall be included in the calculation of Indemnifiable Damages;

(d) no Indemnified Party may recover Obligations more than once for any specific fact, omission or circumstance, notwithstanding the fact that such fact, omission or circumstance may constitute the breach of more than one (1) representation or warranty;

(e) Seller shall have no liability (for indemnification or otherwise) with respect to Taxes that Buyer is responsible for pursuant to the terms of this Agreement;

(f) without limiting the foregoing, the maximum liability that Seller shall have to the XPO Indemnified Parties under this Agreement shall not exceed the Purchase Price;

(g) the amount of indemnity payable by Seller shall be reduced to the extent such Obligations are accrued as current liabilities for the purposes of determining the final Net Working Capital or Indebtedness;

(h) in the event that an Indemnifying Party pays any amount to any Indemnified Party pursuant to Section 8.1 and it is finally determined that, pursuant to the provisions of this Article 8, such Indemnifying Party was not required to pay such amount, the applicable Indemnified Party shall, promptly following such Indemnifying Party’s request therefor, reimburse such Indemnifying Party for all such amounts paid to such Indemnified Party;

(i) except to the extent paid by the Indemnified Party to a third party pursuant to a judgment, order, decree, penalty, assessment or ruling rendered against the Indemnified Party pursuant to a third party action, in no case shall Obligations include any punitive, incidental, consequential, indirect or special losses, business interruption loss, loss of future revenue, diminution in value, lost profits, lost revenues or loss of business or other opportunity or damages based on a multiplier of earning or other financial measure (other than any such punitive or other damages awarded in a Third Party Claim);

(j) for purposes of computing the aggregate amount of indemnifiable claims against the Seller, the amount of each claim for Buyer Losses by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Seller in respect thereof shall be limited to, the amount of such Buyer Losses that remain after deducting therefrom any third party insurance proceeds and any indemnity, contributions or other similar payments actually recovered from any third party with respect thereto.

(k) for purposes of calculating the Obligations under Section 8.1(a) and 8.1(b) (and for purposes of determining whether a breach of any representation, warranty, covenant or agreement occurred), all representations, warranties, covenants and agreements which contained qualifying language such as material, Material Adverse Effect and like terms shall be read without inclusion of such qualifying language.

8.4. Procedure for Indemnification – Third Party Claims.

(a) Promptly after receipt by a Party entitled to indemnification under this Article 8 (an “Indemnified Party”) of notice of the commencement of any claim or proceeding against it by a third party for which indemnification may be sought under this Article 8 (a “Third Party Claim”), such Indemnified Party shall, if such party seeks indemnification with respect thereto against a Party obligated to provide indemnification pursuant to this Article 8 (the “Indemnifying Party”), promptly give written notice to such Indemnifying Party of the commencement of such Third Party Claim, describing in reasonable detail the facts and circumstances, but any delay in notifying such Indemnifying Party will not relieve such Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that such Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party’s delay in giving such notice.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.4 in respect of any Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any proceeding in connection with such Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense, unless the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnified Party determines in good faith, subject to the consent of Seller (not to be unreasonably withheld), that joint representation would be inappropriate. The Indemnified Party may take any commercially reasonable action necessary to defend such Third Party Claim prior to the time that it receives notice from the Indemnifying Party as contemplated by the preceding sentence without prejudicing the Indemnifying Party’s ability to control such defense upon the provision of each notice. The Indemnifying Party shall not, without prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement required to be paid by it, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a customary, complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding anything to the contrary in this Article 8, (i) no Indemnifying Party shall have any liability under this Article 8 for any Obligations arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (ii) without limiting its rights under this Article 8, Buyer may retain the defense and control of any proceeding (or portion thereof) in connection with a Third Party Claim if the remedy sought in connection with such claim (or portion thereof) would (or would reasonably be expected to) have a material and adverse impact on Buyer’s ongoing conduct of the Business (in which case, notwithstanding anything in this Article 8, the Seller shall have the right to participate in, but not direct, the defense of such Third Party Claim (or portion thereof); it being understood and agreed that the remedy sought in connection with any Third Party Claim relating to the matters referred to in Section 8.1(a)(iv) shall be deemed not to have (and not to be expected to have) a material and adverse impact on Buyer’s ongoing conduct of the Business.

(d) Subject to reasonable attorney-client privilege considerations, the Parties will cooperate with and make available such assistance, personnel, witnesses and materials as may be reasonably requested to defend a Third Party Claim.

8.5. Procedure for Indemnification – Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a third-party claim and does not relate to a Dispute Notice, the Indemnified Party shall transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement (the “Indemnity Notice”). Subject to reasonable attorney-client privilege considerations, each Indemnified Party and Indemnifying Party shall reasonably cooperate with and assist the other in determining the validity of any such claim for indemnity by the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within forty-five (45) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall, subject to the further provisions of this Article 8, be deemed a liability of the Indemnifying Party under this Article 8.

8.6. Indemnification as Sole Remedy. Except as otherwise provided in Section 1.7, the indemnification provided for in this Article 8 shall be the sole and exclusive remedy and recourse for all matters arising out of this Agreement; provided, however, that in the case of fraud of a particular Person, the applicable Party shall have all remedies available at law or equity against such Person without giving effect to any of the limitations set forth in this Article 8 hereof; provided, further, that this Section 8.6 shall not limit any Party’s right to seek and obtain equitable remedies with respect to any covenant contained in this Agreement.

8.7. Acknowledgements. The representations and warranties of Seller expressly set forth in Article 2 of this Agreement, and the representations and warranties of Buyer expressly set forth in Article 3 of this Agreement, constitute the sole and exclusive representations and warranties made by such Parties in connection with the transactions contemplated hereby. Buyer acknowledges and agrees that it has not relied on any representations or warranties whatsoever, other than the representations and warranties of Seller expressly set forth in Article 2 of this Agreement.

ARTICLE 9

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Accounts Payable, net” means the sum of Accounts Payable – Trade and Accounts Payable – Intercompany.

“Accounts Receivable, net” means all of the accounts receivable, including Accounts receivable—trade, Accounts receivable – accrued, Accounts receivable – other, Accounts receivable—intercompany, and the Allowance for doubtful accounts which are used in the Company’s balance sheet presentation of Accounts receivable, net.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

“Agent” means any independent commission sales agents who enter into contractual arrangements with Seller or Affiliates of Seller and are responsible for locating freight, making such freight available to Seller’s capacity providers and coordinating the transportation of such freight with customers and capacity providers, and the stockholders and Affiliates of such independent commission sales agents.

“Agreement” has the meaning as set forth in the Preamble.

“Alternate Transaction” has the meaning as set forth in Section 5.7.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbitrating Accountant” has the meaning as set forth in Section 1.7(b).

“Business” has the meaning as set forth in the Recitals.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Buyer” has the meaning as set forth in the Preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.6.

“Buyer Liens” has the meaning set forth in Section 2.2(a).

“Buyer Prepared Returns” has the meaning as set forth in Section 10.1(b).

“Buyer Restricted Persons” has the meaning as set forth in Section 4.1(a).

“Buyer Transaction Documents” has the meaning as set forth in Section 1.8.

“Buyer’s Knowledge” means the actual knowledge, after reasonable inquiry within the scope of a Person’s employment responsibilities, of Thomas Connolly, Gordon Devens and John Hardig.

“Closing” has the meaning as set forth in Section 1.4(a).

“Closing Date” has the meaning as set forth in Section 1.4(a).

“Closing Statement” has the meaning set forth in Section 1.2(a).

“Closing Purchase Price Statement” has the meaning as set forth in Section 1.6.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning as set forth in the Recitals.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

“Copyrights” has the meaning as set forth in Section 2.14(a).

“Current Balance Sheet” has the meaning as set forth in Section 2.4(a).

“Delivery Date” has the meaning as set forth in Section 1.6.

“Disclosure Schedules” means the schedules, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Disclosure Schedules.

“Dispute” has the meaning as set forth in Section 1.7(a).

“Dispute Notice” has the meaning as set forth in Section 1.7(a).

“Dispute Period” has the meaning as set forth in Section 1.7(a).

“Closing” has the meaning as set forth in Section 1.4(b).

“Employees” has the meaning as set forth in Section 2.12(a).

“Environmental Laws” has the meaning as set forth in Section 2.13(a).

“ERISA” has the meaning as set forth in Section 2.20(a).

“Excluded Taxes” has the meaning as set forth in Section 10.2(a).

“Financial Statements” has the meaning as set forth in Section 2.4(a).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis throughout the periods indicated.

“Governmental Authority” means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest and prepayment premiums or penalties (and other penalties, fees, expenses and breakage costs), of all indebtedness of the Company, whether or not represented by bonds, debentures, notes or other securities, (ii) all deferred obligations of the Company for the payment of the purchase price of property or capital assets purchased, (iii) obligations of the Company to pay rent or other payment amounts under a lease of real or personal property which is required to be classified and accounted for as a capital lease under GAAP, (iv) any outstanding reimbursement obligation of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company pursuant to which the applicable bank or similar entity has paid thereunder obligations for which the Company is required to repay, (v) any payment obligation of the Company under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness secured by any Lien existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by the Company, and (viii) all other short-term and long-term liabilities of the Company for borrowed money; provided, however, that for purposes of Section 1.2, Section 1.5, Section 1.6 and Section 1.7, Indebtedness shall not include any current liabilities of the Company that are included in the calculation of the Net Working Capital in accordance with this Agreement.

“Indemnified Party” has the meaning as set forth in Section 8.4(a).

“Indemnifying Party” has the meaning as set forth in Section 8.4(a).

“Indemnity Notice” has the meaning as set forth in Section 8.5.

“Initial Purchase Price” has the meaning as set forth in Section 1.2.

“Insurance Policies” has the meaning as set forth in Section 2.21.

“Intellectual Property” has the meaning as set forth in Section 2.14(a).

“Interim Financial Statements” has the meaning set forth in Section 2.4(a).

“Leased Real Property” has the meaning as set forth in Section 2.11(e).

“Leases” has the meaning as set forth in Section 2.11(b).

“Legal Proceedings” has the meaning as set forth in Section 2.9.

“Legal Requirements” means any applicable federal, state, local, municipal or foreign law, ordinance, principle of common law, code, regulation, statute or treaty.

“Lien” means any mortgage, pledge, security interest, encumbrance, title defect, lien or charge of any kind (including the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

“LSCS” has the meaning as set forth in the Preamble.

“LSCS LLC” has the meaning as set forth in the Recitals.

“LSCS LLC Membership Interests” has the meaning as set forth in Section 2.2(c).

“LSCS Stock” has the meaning as set forth in Section 2.2(b).

“Marks” has the meaning as set forth in Section 2.14(a).

“Material Adverse Change (or Effect)” means a change, effect or occurrence in the financial condition, properties, assets, liabilities, rights, obligations, operations or business of the Company, which change, effect or occurrence individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, operations or business, but shall exclude any change, effect or occurrence to the extent arising or resulting from: (a) any change in general business or economic conditions, (b) events or conditions generally affecting the industry in which the Company operates; (c) regional, national or international political or social conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions or the occurrence of any military or terrorist attack; (d) any changes in laws, rules, regulations, orders or other binding directives issued by any Governmental Authority; (e) the announcement or pendency of the transactions contemplated hereby or the identity of

Buyer in connection with the transactions contemplated by this Agreement; (f) changes or proposed changes in GAAP; (g) actions or omissions of the Company taken with the consent of Buyer in furtherance of the transactions or actions of the Company expressly permitted by this Agreement or the documents entered into pursuant hereto, (h) any natural disasters, (i) the failure by the Company to take any action that is prohibited by this Agreement, (j) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position or (k) any item referred to on the Disclosure Schedules; provided that (A) the matters described in clauses (a), (b), (c), (d), (f) or (h) shall be included in the term “Material Adverse Change” or “Material Adverse Effect” to the extent any such matter has a disproportionate, materially adverse impact on the business, assets, financial condition or results of operations of the Company relative to other participants in the industry in which the Company operates and (B) clause (j) will not prevent a determination that any change, effect or occurrence underlying such failure has resulted in a material Adverse Effect to the extent such change, effect or occurrence is not otherwise excluded from this definition of Material Adverse Effect.

“Material Contract” means all Contracts that are material to the business and operations of the Company, including but not limited to all of the following types of Contracts to which the Company is a party or by which the Company or any of their properties is bound:

(a) Contracts that involve payments by or to, or the provision of services by or to, or the purchase or sale of assets by or to, or the incurrence of any liability or obligation by, the Company, in an amount that exceeds or reasonably would be expected to exceed $150,000;

(b) Real Property Leases and other related documents;

(c) mortgages, indentures, loan or credit agreements, guaranties, security agreements, and other agreements and instruments relating to the borrowing of money or extension of credit in excess of $150,000;

(d) leases for machinery, equipment, motor vehicles, furniture, office equipment, or other personal property, having aggregate remaining lease payments in excess of $150,000;

(e) Contracts with any Significant Counterparty;

(f) licensing agreements or other Contracts with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any intellectual property assets;

(g) collective bargaining agreements or other Contracts to or with any labor union or other employee representative of a group of employees;

(h) joint venture, partnership, or other Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(i) Contracts containing covenants that in any way purport to restrict the business activity of the Company or any of its Employees or limit the freedom of the Company or any of its Employees to engage in any line of business or geographic area, or to compete with any Person;

(j) Contracts providing for payments to or by any Person based on sales, purchases, or profits in an amount that exceeds $10,000, other than direct payments for goods or services;

(k) powers of attorney;

(l) guaranties, performance, bid or completion bonds, custom bonds, surety or appeal bonds, return of money bonds, letters of credit, or indemnification agreements;

(m) custom bonds and standby letters of credit;

(n) Contracts where the consequences of a breach or default thereunder, or the termination, expiration, or cancellation thereof, would reasonably be expected to have a Materially Adverse Effect;

(o) employment, independent contractor, and consulting Contracts, including all Plans, other than any Contracts with contracted motor carriers (except for Significant Counterparties);

(p) Contracts that contain an undertaking by the Company to be responsible for consequential damages;

(q) any written warranty or other similar undertaking that establishes a particular level of contractual performance extended by the Company;

(r) any Contract between the Company and one or more related Person(s);

(s) Contracts for capital expenditures in excess of $150,000; and

(t) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

“Negotiation Period” has the meaning as set forth in Section 1.7(b).

“Net Names” has the meaning as set forth in Section 2.14(a).

“Net Working Capital” means current assets (including cash and cash equivalents) less current liabilities, in each case determined in accordance with GAAP as historically applied by Seller.

“Net Working Capital Example” has the meaning as set forth in Section 1.3.

“Obligations” has the meaning as set forth in Section 8.1(a).

“Outside Date” has the meaning set forth in Section 11.1(d).

“Party” and “Parties” have the meaning as set forth in the Preamble.

“Patents” has the meaning as set forth in Section 2.14(a).

“Permits” has the meaning as set forth in Section 2.8(b).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable (or the subject of an extension) or being contested in good faith by appropriate procedures and for which reserves have been established in accordance with GAAP; (ii) mechanic’s, carrier’s, workmen’s, warehousemen, material men, repairmen’s or other like Liens which are not delinquent and arising or incurred in the ordinary course of business or set forth on the Current Balance Sheet or reflected in the calculation of Net Working Capital; (iii) easements, encroachments, rights of way, zoning ordinances and other similar encumbrances or minor imperfections in title affecting the Leased Real Property or third party rights which do not and would not reasonably be expected to materially impede the Business as currently conducted; (iv) Liens, if any, created as a result of any act taken by or through the XPO or any of XPO’s Affiliates; (v) the right reserved to or vested in any Governmental Authority by any statutory provision; (vi) any non-exclusive license of Intellectual Property granted in the ordinary course of business or as set forth on Schedule 2.14.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Plans” has the meaning set forth in Section 2.20(a).

“Prevailing Party” has the meaning as set forth in Section 1.7(b).

“Pre-Closing Tax Returns” has the meaning as set forth in Section 10.1(a).

“Pre-Closing Straddle Period” has the meaning as set forth in Section 10.3.

“Post-Closing Straddle Period” has the meaning as set forth in Section 10.3.

“Purchase Price” means the amount of the Initial Purchase Price, following the adjustments (if any) made in accordance with Sections 1.3, 1.6, and 1.7.

“Purchase Price Allocation” has the meaning as set forth in Section 10.8(b).

“Receivables” means all trade and other accounts receivable, credits, rights to rebates, deposits, refunds and reimbursements of the Business.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 280G Payment” has the meaning as set forth in Section 2.20(h).

“Section 338 Election” has the meaning as set forth in Section 10.8(c).

“Section 338 Forms” has the meaning as set forth in Section 10.8(a).

“Section 338(h)(10) Election” has the meaning as set forth in Section 10.8(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning as set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 6.7.

“Seller Group” means any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or non-U.S. applicable law) with Seller or an applicable Affiliate of Seller (other than the Company) as its common parent that has elected, or is required, to file a consolidated, combined, or unitary Tax Return.

“Seller Group Return” has the meaning as set forth in Section 10.1.

“Seller Indemnifiable Damages” has the meaning as set forth in Section 8.1(b).

“Seller Indemnified Parties” has the meaning as set forth in Section 8.1(b).

“Seller Prepared Returns” has the meaning as set forth in Section 10.1(a).

“Seller Restricted Person” has the meaning as set forth in Section 4.1(a).

“Seller Transaction Documents” has the meaning as set forth in Section 1.9.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry within the scope of a Person’s employment responsibilities, of James Gattoni, Michael Kneller and Patrick Murphy.

“Service Providers” has the meaning set forth in Section 2.2.

“Shares” has the meaning as set forth in the Recitals.

“Significant Counterparties” has the meaning as set forth in Section 2.17.

“Straddle Period” has the meaning as set forth in Section 10.1(b).

“Straddle Tax Returns” has the meaning as set forth in Section 10.1(b).

“Subsidiary” means, with respect to any given Person, any corporation, limited liability company, partnership, or legal entity (an “Entity”) of which that Person, directly or indirectly, either acting alone or with one or more of that Person’s other Subsidiaries, owns, or has the power to vote or exercise a controlling influence with respect to, more than half of the capital stock, limited liability company membership interests, or other ownership or equity interests giving holders the right to do one or both of the following: (1) elect the board of directors, board of managers, or other governing body of that Entity, or (2) receive the net assets available for distribution upon liquidation or dissolution of that Entity after satisfying the debts and obligations of the Entity to its creditors.

“Tax” and “Taxes” mean net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, harmonized sales tax or HST, severance, stamp, occupation, premium, property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or similar amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued with respect to taxes assessed or charged by any Governmental Authority.

“Tax Contest” has the meaning as set forth in Section 10.5.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of taxes, any information returns and any amendments, schedules, attachments or supplements of any of the foregoing.

“Terminating Buyer Breach” has the meaning set forth in Section 11.1(c).

“Terminating Seller Breach” has the meaning set forth in Section 11.1(b).

“Third Party Claim” has the meaning as set forth in Section 8.4(a).

“Threshold” has the meaning as set forth in Section 8.3(a).

“Trade Secrets” has the meaning as set forth in Section 2.14(a).

“Transaction” has the meaning as set forth in the Recitals.

“Transaction Expenses” means the aggregate fees and expenses incurred by Seller and, to the extent attributable to the obligations performed, or transactions occurring, prior to or at the Closing, the Company in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent unpaid as of Closing and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, (ii) any severance, retention, change in control or similar compensatory payments paid in connection with the transactions contemplated by this Agreement, in each case under plans, contracts, policies, or other arrangements adopted or implemented by Seller or otherwise in place on the date prior to the Closing; and (iii) the employer portion of any payroll and employment Taxes associated with payments under clause (ii) above.

“Transfer Taxes” has the meaning as set forth in Section 10.6.

“TSA” has the meaning as set forth in Section 1.8(d).

“Working Capital Adjustment Amount” has the meaning as set forth in Section 1.3.

“Working Capital Target” has the meaning as set forth in Section 1.3.

“XPO” has the meaning as set forth in the Preamble.

“XPO Indemnifiable Damages” has the meaning as set forth in Section 8.1(a).

“XPO Indemnified Parties” has the meaning as set forth in Section 8.1(a).

ARTICLE 10

TAX MATTERS

10.1. Preparation and Filing of Tax Returns.

(a) Seller shall, at Seller’s expense, prepare and timely file (or cause to be prepared and timely filed) (i) all Tax Returns of the Company that relate solely to taxable periods ending on or before the Closing Date other than Seller Group Returns (the “Pre-Closing Tax Returns”) and (ii) any consolidated, combined or unitary Tax Return that includes Seller or any of its Affiliates (other than the Company) and the Company as members for any taxable period that includes any period ending on or prior the Closing Date (the “Seller Group Returns” and collectively with Pre-Closing Tax Returns, the “Seller Prepared Returns”). Each Seller Prepared Return, solely to the extent it relates to the Company, shall be prepared in accordance with existing procedures and practices and accounting methods to the extent permitted by the applicable law. To the extent a Pre-Closing Tax Return is due after the Closing Date, such Tax Return shall be delivered to Buyer not less than five (5) Business Days of such due date for Buyer’s review and approval which shall not be unreasonably withheld, delayed or conditioned. Buyer shall notify Seller in writing within three (3) Business Days of the receipt of any such Pre-Closing Tax Return of any reasonable objections Buyer may have to any items set forth on such Pre-Closing Tax Return, and Buyer and Seller agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Pre-Closing Tax Return by the Company prior to the due date of such Tax Return (including extensions thereof); provided, however, that for any Pre-Closing Tax Return due after the Closing Date that is an income Tax Return, thirty (30) and ten (10) calendar day periods shall be substituted for the five (5) and three (3) Business Day periods provided herein. Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to deliver to Buyer any of the Seller Group Returns and Buyer shall have no right to review, comment or approve any such Tax Return.

(b) Buyer shall cause the Company to prepare and timely file all Tax Returns (other than Seller Prepared Returns) of the Company due after the Closing Date (the “Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates to a taxable period beginning before the Closing Date and ending after the Closing Date (each such time period being a “Straddle Period” and such returns being the “Straddle Tax Returns”), such Straddle Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, unless, as set forth in a written opinion of counsel to the Buyer, a copy of which is delivered to Seller, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Buyer Prepared Return shall be prepared in accordance with a good faith method determined by Buyer that has sufficient support to avoid the imposition of Taxes in the form of penalties and results in a tax liability most proximate to the original procedure, practice, accounting method or other treatment originally used by Seller and/or its Affiliates. Buyer shall deliver all such Straddle Tax Returns to Seller for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Such Tax Returns shall be delivered to Seller within a reasonable time (but no less than five (5) Business Days) prior to the due date (including extensions) of such Tax Returns in order to provide Seller with a reasonable period of time to review and comment on such Tax Returns prior to the due date of such Tax Returns. Seller shall notify Buyer in writing within three (3) Business Days of the receipt of any such Tax Return of any reasonable objections Seller may have to any items set forth on such Tax Return, and Seller and Buyer agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Tax Return prior to the due date of such Tax Return (including extensions thereof).

(c) In the event there is a liability for Taxes (excluding Excluded Taxes) due with respect to any Pre-Closing Tax Return filed after the Closing Date or with respect to the Pre-Closing Straddle Period of a Straddle Tax Return, Seller shall pay the amount of such liability to Buyer upon written request from Buyer (but no earlier than three (3) Business Days prior to the due date for paying such Taxes), and Buyer shall timely pay to the proper Governmental Authority the amount of such liability.

10.2. Responsibility for Tax Liabilities.

(a) Seller shall be responsible for and shall pay (or cause to be paid) any liability for (i) Taxes of the Company for (x) any taxable period ending on or before the Closing Date or (y) the Pre-Closing Straddle Period, (ii) income Taxes that the Company is liable for (including under Treasury Regulation section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable law) as a result of being a member of a Seller Group on or prior to the Closing Date or (iii) income Taxes that the Company is liable for as a result of the Section 338(h)(10) Election; provided, however, that Seller shall not be responsible for and shall not be required to pay (or cause to be paid) any liability for (A) Taxes reflected as current liabilities for the purposes of determining the final Net Working Capital, (B) Taxes attributable to the transactions occurring (or deemed to occur) on the Closing Date but after the Closing (other than those transactions (1) occurring in the ordinary course of business of the Company that would have been occurring regardless of the Closing or (2) deemed to occur as a result of the Section 338(h)(10) Election), (C) Taxes attributable to transactions or services occurring on the Closing Date in connection with agreements entered into by the Company with other Persons at the request or direction of Buyer

(other than this Agreement, documents entered into pursuant to this Agreement, and agreements entered into solely to satisfy the liabilities of the Company accrued prior to the Closing), (D) Taxes as a result of a Section 338 Election (for avoidance of doubt, not the Section 338(h)(10) Election) or (E) Transfer Taxes for which Buyer is responsible under Section 10.6 (Taxes described in clauses (A) through (E), “Excluded Taxes”).

(b) Buyer shall be responsible for and shall pay (or cause to be paid) any liability for (i) Taxes of the Company for the Post-Closing Straddle Period or any taxable period beginning after the Closing Date or (ii) Excluded Taxes.

10.3. Apportionment of Straddle Period Taxes. With respect to any Straddle Period, the Taxes of the Company attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Seller, and the period of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”), which portion shall be the responsibility of Buyer. The portion of the Taxes allocated to the Pre-Closing Straddle Period shall (a) in the case of any Taxes (other than Taxes based upon or related to income, receipts, gains, services or transactions), be deemed to be the amount of such Tax for the entire Straddle Period (excluding the amount of such Tax attributable to any additional capital expenditure incurred after the Closing) multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (b) in the case of any Tax based upon or related to income, receipts, gains, services or transactions (including, without limitation, sales, use, transfer, withholding, payroll and other employment taxes), be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date. The portion of the Tax allocated to the Post-Closing Straddle Period shall equal the balance of the Tax attributable to the Straddle Period. Notwithstanding anything to the contrary, all Excluded Taxes attributable to a Straddle Period shall be apportioned to the Post-Closing Straddle Period.

10.4. Cooperation and Records Retention. Buyer and Seller shall reasonably cooperate (including providing information reasonably requested by the other party and reasonable access to the relevant personnel) in connection with the preparation and filing of any Tax Return or claim for Tax refund and any audit, litigation or other proceeding with respect to any Taxes relating to the Company and any other Tax matters set forth in this Article 10. Buyer shall retain and cause the Company to retain following the Closing, any records relevant to the determination of Taxes in respect of the Company for taxable periods ending on or prior to the Closing Date and for any Straddle Period for a period of not less than six (6) years following the Closing, and in the event that Buyer or the Company shall decide not to retain such records, Buyer shall notify Seller in writing and offer Seller an opportunity to retain such records prior to their destruction or abandonment.

10.5. Tax Contests. If Buyer, the Company or any of their Affiliates receives from any Governmental Authority (a) a written notice of its intent to audit or conduct a Legal Proceeding with respect to Taxes relating to the Company for any taxable period ending on or before the Closing Date or any Straddle Period or (b) a written notice of deficiency for Taxes relating to the Company for any taxable period ending on or before the Closing Date or any Straddle Period, Buyer shall promptly notify Seller in writing of its receipt of such communication from the Governmental Authority (including a copy of such communication in the notification) but no later than three (3) Business Days after the receipt. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement unless Seller is prejudiced by such failure or delay. Seller shall control the conduct of any audit or Legal Proceeding relating to any Taxes of the Company (a “Tax Contest”) to the extent it relates to a Pre-Closing Tax Return; provided, however, that

Buyer, at its sole cost and expense, shall have the right to participate in any such Tax Contest. Buyer shall control, or cause the Company to control, the conduct of any Tax Contest to the extent it relates to a Straddle Tax Return; provided, however, that Seller, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and Buyer shall not, and shall not allow the Company and other Affiliates, to settle, resolve or abandon any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding anything in this Agreement to the contrary, if any Tax Contest relates to a Seller Group Return, Seller shall solely control such Tax Contest and Buyer shall have no right to participate in any manner or respect regarding such Tax Contest.

10.6. Transfer Taxes. Notwithstanding anything to the contrary herein contained, each of Buyer and Seller shall assume liability for and pay promptly when due fifty percent (50%) of all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement (including those payable by the Company). Seller or Buyer, as required by applicable law, shall timely file or cause to be filed all necessary documentation, including any bulk sale or other exemption certificates, and Tax Returns with respect to such Transfer Taxes.

10.7. Amendment of Tax Returns and Tax Refunds, etc.

(a) Buyer and its Affiliates shall not, and shall cause the Company not to, file an amended Tax Return for the Company for any taxable period, or portion thereof, ending on or prior to the Closing Date or any Straddle Period without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion if such amended Tax Return would increase any Tax liability of Seller or its Affiliates or increase any obligation of Seller hereunder unless Buyer shall agree to indemnify Seller for the amount of such liability or obligation.

(b) Seller shall be entitled to receive and retain any refund or other reimbursement in respect of Taxes of the Company for any taxable period ending on or prior to the Closing Date or the Pre-Closing Straddle Period, and Buyer shall be entitled to receive and retain any refund or other reimbursement in respect of Taxes of the Company for any taxable period beginning after the Closing Date or the Post-Closing Straddle Period. Buyer and Seller, as the case may be, shall promptly notify the other party in writing of the receipt of any refund or other reimbursement to which the other party is entitled hereunder and promptly pay over (but no later than three (3) Business Days after such receipt) such refund or other reimbursement (net of reasonable out-of-pocket expenses and tax liabilities incurred by the paying party or its Affiliates relating to such refund or reimbursement). Neither Buyer nor the Company shall, to the extent permitted by applicable Tax law, carryback to a taxable period ending on or prior to Closing Date any item of loss, deduction or credit or any net operating loss, net capital loss or other tax credit or benefit that is attributable to, arises from or relates to any taxable period (or portion thereof) beginning after the Closing Date.

10.8. Section 338(h)(10) Election.

(a) Buyer and Seller agree that an election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated thereunder and any comparable elections available under applicable U.S. state or local Tax law in respect of the purchase of the Shares under this Agreement (collectively, the “Section 338(h)(10) Election”) shall be jointly made by them or their applicable Affiliates. Buyer shall, with the reasonable assistance and cooperation of Seller, prepare Internal Revenue Service Form 8023 and any similar U.S. state or local Tax forms (together with any schedules or attachments thereto) that are required by Section 338 of the Code and the underlying

Treasury Regulations (or any comparable applicable provision of state or local law) to make the Section 338(h)(10) Election (collectively, the “Section 338 Forms”) in accordance with applicable U.S. Tax laws. Subject to Section 10.8(b), (i) Buyer shall deliver the Section 338 Forms to Seller for its review, comment and consent (such consent not to be unreasonably withheld) at least 60 calendar days prior to the due date of filing and (ii) upon its approval (but no later than 30 calendar days prior to the due date of filing) Seller shall deliver to Buyer signed and completed Section 338 Forms. Seller and Buyer shall each adopt and abide by the Section 338 Forms for purposes of all income Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any such Tax Return, any refund claim, or any judicial litigation proceeding unless there has been a final determination of a Governmental Authority which finally and conclusively establishes the amount of any liability for Taxes. In the event that the Section 338(h)(10) Election or the Purchase Price Allocation described in Section 10.8(b) is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto in writing of such dispute (including a copy of such notice in the notification) and the parties hereto shall reasonably consult and cooperate with each other concerning resolution of such dispute.

(b) No later than ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller for its review, comment and consent (such consent not to be unreasonably withheld) a statement (together with all supporting documentation) setting forth the allocation of the sum of the Purchase Price, plus any related assumed liabilities, plus any other amounts as required by applicable Tax law among the assets of the Company, which allocation shall be made in accordance with Sections 338 and 1060 of the Code and any applicable Treasury Regulations (the “Purchase Price Allocation”). Seller shall notify Buyer in writing within thirty (30) calendar days after receipt of the Purchase Price Allocation of any disagreement or objections Seller may have with the Purchase Price Allocation, in which case Buyer and Seller shall use their good faith efforts to reach agreement thereon. In the event Buyer and Seller fail to so agree within fifteen (15) calendar days after Seller’s notice of disagreement or objections has been delivered, then Buyer and Seller shall promptly engage an Arbitrating Accountant in accordance with the procedures described in Section 1.7, to be applied mutatis mutandis, to resolve the dispute within fifteen (15) calendar days of the engagement and resolution shall be final and binding on the parties as described in Section 1.7. The Purchase Price Allocation finally determined pursuant to this Section 10.8(b) shall be used by Seller and Buyer for all applicable Tax purposes, including preparation and filing of Internal Revenue Service Form 8883 and any other applicable U.S. income Tax Returns with respect to the transaction contemplated by this Agreement, and no party hereto shall take or assert any position inconsistent therewith, except as otherwise required by a final determination of a Governmental Authority. Any subsequent adjustments to Purchase Price required pursuant to the Agreement shall also be allocated in accordance with the Purchase Price Allocation finally determined pursuant to this Section 10.8(b).

(c) Except as otherwise set forth in this Section 10.8, none of Seller, the Company, Buyer, or any of their respective Affiliates shall file an election under Section 338 of the Code (or any similar or corresponding provision of U.S. state, local or foreign law) with respect to the sale and purchase of Shares under this Agreement (any such excluded election, a “Section 338 Election”).

10.9. Tax Sharing Agreements. All existing agreements between Seller or its Affiliates (other than the Company) on the one hand and the Company on the other hand with respect to the sharing of Taxes and Tax benefits shall be terminated on or before the Closing Date such that the Company shall have no obligation thereunder after the Closing.

10.10. Tax Treatment of Certain Payments. Unless required by a final determination of a Governmental Authority, each of the parties hereto agree to file all Tax Returns (and to cause their respective Affiliates to file all Tax Returns) consistently with, and not take any position during the course of any Tax audit or other Legal Proceedings with respect to Taxes (or allow their respective Affiliates take any position during the course of any audit or other Legal Proceeding with respect to Taxes) that is inconsistent with the treatment that all indemnification payments under this Agreement and all payments made pursuant to the eighth item on Schedule A to the TSA constitute adjustments to the Purchase Price.

10.11. Survival; Limitations. The obligations of Seller and Buyer to pay any Taxes (including related obligations) under this Article 10 shall survive until the expiration of the applicable statute of limitations for the collection of the underlying Tax (after taking into account all extensions, waivers, tolling, or mitigation thereof). All other obligations under this Article 10 shall survive until fully performed.

10.12. Effectiveness of Article 10. Notwithstanding anything to the contrary, the provisions in this Article 10 shall become effective only upon the occurrence of the Closing pursuant to the terms of this Agreement and shall apply after the Closing.

ARTICLE 11

TERMINATION

11.1. Termination. This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a) in writing, by mutual consent of Buyer and Seller;

(b) by Buyer (provided that Buyer is not then in material breach of any of its representations, warranties or obligations under this Agreement) if (i) there has been a breach of any representation, warranty, covenant or other agreement made by Seller or the Company or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (x) would reasonably be expected to result in Section 6.1 or Section 6.2 not being satisfied as of the Closing Date (a “Terminating Seller Breach”) and (y) shall not have been cured within fifteen (15) days after written notice from Buyer of such Terminating Seller Breach is received by Seller or the Company (such notice to describe such Terminating Seller Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; or (ii) any condition in Article 6 (other than the conditions in Sections 6.1 and 6.2 which are subject to subsection (i) hereof) shall have become incapable of satisfaction;

(c) by the Sellers (provided that neither Seller nor the Company is then in material breach of any of its representations, warranties or obligations under this Agreement) if (i) there has been a breach of any representation, warranty, covenant or other agreement made by Buyer in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (x) would reasonably be expected to result in Section 7.1 or Section 7.2 not being satisfied as of the Closing Date (a “Terminating Buyer Breach”) and (y) shall not have been cured within fifteen (15) days after written notice from the Sellers’ Representative of such Terminating Buyer Breach is received by Buyer (such notice to describe such Terminating Buyer Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; or (ii) any condition in Article 7 (other than the conditions in Sections 7.1 or 7.2, which are subject to subsection (i) hereof) shall have become incapable of satisfaction; or

(d) by written notice by Buyer or Seller if the Closing has not occurred on or prior to January 31, 2014 (the “Outside Date”) for any reason other than delay and/or nonperformance of the Party seeking such termination, in which case the non-terminating Party shall be deemed to be in breach of this Agreement.

11.2. Procedure and Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability on the part of any Party or their respective officers, directors, stockholders, or Affiliates under this Agreement, except that (i) the provisions of this Section 11.2 and Article 12 shall continue in full force and effect and shall survive such termination; (ii) no termination of this Agreement shall relieve any Party from liability for fraud; and (iii) no termination of this Agreement shall relieve any Party from any liability of any such Party for any willful breach by such Party of the representations, warranties, covenants or agreements of such Party set forth in this Agreement occurring prior to the termination of this Agreement and the non-breaching party shall be entitled to seek recovery for all damages and liabilities of every kind resulting from such breach.

ARTICLE 12

GENERAL PROVISIONS

12.1. Expenses. Except as otherwise herein expressly provided, each Party shall bear its own expenses (including without limitation fees of their respective attorneys, consultants and experts) incurred by such Party in connection with this Agreement or the consummation of the Transaction.

12.2. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by recognized overnight courier service on the Party to whom notice is to be given, or on receipt of confirmation if sent via electronic email or other form of electronic communication with proof of receipt of confirmation to the following addresses:

To Buyer: XPO Logistics, Inc. Five Greenwich Office Park Greenwich, CT 06831 Attn: General Counsel E-mail: gordon.devens@xpologistics.com	with a copy to: Scudder Law Firm, P.C., L.L.O. 411 South 13th Street, Second Floor Lincoln, Nebraska 68508 Attn: Mark A. Scudder E-mail: mscudder@scudderlaw.com

To Seller and the Company: Landstar System Holdings, Inc. 13410 Sutton Park Drive, South Jacksonville, FL 32224 Attn: Vice President, General Counsel and Secretary E-mail: mkneller@landstar.com	with a copy to: Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attn: Stephen R. Hertz E-mail: srhertz@debevoise.com

Any Party may change its address for notice by written notice given to the other Parties in accordance with this Section.

12.3. Further Assurances. The Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall execute and deliver to each other such other documents, and do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction. Each of the parties hereto agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Legal Requirements in connection with the Transaction.

12.4. Confidentiality; Publicity. Except as may be required by law, rule, regulation, or pursuant to a stock exchange listing agreement or as otherwise permitted or expressly contemplated herein, no Party and none of their respective controlled Affiliates, employees, agents, and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other Party which it may have acquired from such Party in the course of pursuing the transactions contemplated by this Agreement without the prior written consent of the other Parties; provided, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party’s duties, shall not be deemed confidential information, and after the Closing Buyer shall not be restricted with respect to any confidential information of the Company. This Agreement, the terms of the Transaction, the financial statements of the Company, and related information will be publicly disclosed by Seller and Buyer in their respective filings with the SEC and investor communications, and each other Party hereby consents to such disclosure and waives the provisions of any applicable confidentiality or similar agreement that otherwise would have prevented such disclosure. No press release or other public announcement related to this Agreement or the Transaction shall be issued by either Seller or Buyer or their Affiliates unless the information contained therein is accurate and the general description of this Agreement or the Transaction has been reviewed in advance by the other Party and such other Party has approved or otherwise not objected to such description (such approval not to be unreasonably withheld or delayed).

12.5. Governing Law; Forum.

(a) This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles that would require the application of any other law. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the Parties in the State or Federal courts in the State of Delaware sitting in Wilmington, Delaware, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objections to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.6. Entire Agreement. This Agreement, the attached Schedules, the Seller Transaction Documents, and the Buyer Transaction Documents contain the entire agreement among the Parties hereto and supersede all prior agreements among the Parties hereto with respect to the Transaction. All Schedules referred to herein are intended to be, and hereby are, specifically made a part of this Agreement.

12.7. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, legal representatives, and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, that Buyer or Seller may assign its respective rights under this Agreement to a wholly owned Subsidiary of Buyer or Seller, respectively, so long as such assigning Party remains liable for performance of any of the duties of such Party contained herein.

12.8. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be automatically added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.9. Amendments. This Agreement may be changed, terminated or supplemented at any time only by written agreement of the Parties and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by a written instrument duly executed by the Party to be charged therewith.

12.10. Headings. Paragraph headings herein are for convenience only and shall not affect the interpretation of any provision.

12.11. Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed copy of this Agreement by telecopy or other means of electronic communication producing a printed copy will be deemed to be an execution and delivery of this Agreement on the date of such communication by the Parties so delivering such a copy. Any Party so delivering such a copy via electronic communication shall deliver an executed original of this Agreement to the other Parties upon request.

12.12. Construction. This Agreement is the joint product of the Parties, and each provision hereof has been subject to mutual consultation, negotiation, and agreement of the Parties and shall not be construed for or against any Party hereto. The word “including” means “including without limitation.” The Parties intend that each representation, warranty, and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty, or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed, or described means that it is correctly listed, disclosed, or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

12.13. Specific Performance. Notwithstanding the foregoing, the Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). In this regard, the Parties acknowledge that prior to the Closing, each of Buyer and Seller will have the right to specifically enforce the obligations of the other to consummate the transactions contemplated hereby on the terms and pursuant to the conditions of this Agreement

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

XPO LOGISTICS, INC., a Delaware corporation

/s/ Gordon E. Devens
Name: Gordon E. Devens
Title: SVP, General Counsel and Secretary

LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation

/s/ James B. Gattoni
Name: James B. Gattoni
Title: Executive Vice President and
Chief Financial Officer

LANDSTAR SUPPLY CHAIN SOLUTIONS, INC., a Delaware corporation

/s/ James B. Gattoni
Name: James B. Gattoni
Title: Vice President

SIGNATURE

TO

STOCK PURCHASE AGREEMENT